As filed with the Securities and Exchange Commission on November 8, 2019

Registration No. 333-231420

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

Amendment No. 3

to

FORM S-1

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

VoiceInterop, Inc.
(Exact name of registrant as specified in its charter)

Florida	4812	26-1543985
(State or other jurisdiction of incorporation)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

8000 North Federal Highway, Suite 100

Boca Raton, FL  33487
(561) 939-3300
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Larry M. Reid, Chief Executive Officer and Chief Financial Officer
8000 North Federal Highway, Suite 100
Boca Raton, FL  33487
(561) 939-3300
(Name, address, including zip code, and telephone number, including area code, of agent for service)

With a copy to:
Laura M. Holm
Fox Rothschild LLP
777 South Flagler Drive, Suite 1700
West Palm Beach, Florida 33401
(561) 804-4408

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable following the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. [ ]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[ ]

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If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company.  See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	[ ]		Accelerated filer	[ ]
Non-accelerated filer	[ ]	(Do not check if a smaller reporting company)	Smaller reporting company	☒
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be Registered	Amount to be registered	Proposed maximum offering price per unit(1) (2)	Proposed maximum aggregate offering price(1) (2)	Amount of registration fee
Common Stock $0.001 par value(3)	18,469,548	$0.20	$3,693,910	$479.47

Total Registration of all underlying common shares	18,469,548	$0.20	$3,693,910	$479.47

(1)

Includes 17,819,548 shares to be distributed to shareholders of Cleartronic, Inc. and 650,000 shares being registered for sale by the Selling Shareholders. Pursuant to Rule 416 under the Securities Act of 1933, as amended, the shares being registered hereunder include such indeterminate number of shares of common stock, as may be issuable with respect to the shares being registered hereunder as a result of stock splits, stock dividends or similar transactions.

(2)

The proposed maximum offering price per share and the proposed maximum aggregate offering price have been estimated solely for the purpose of calculating the amount of the registration fee in accordance with Rule 457(c) under the Securities Act of 1933.

(3)

There is currently no market for the common stock. Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457 under the Securities Act of 1933.  On  May 13, 2019, VoiceInterop, Inc paid $444.74 of the registration fee and is paying the balance of $34.58 as of the filing date.

(4)	The Registrant previously paid $584.46 for the registration fee on May 13, 2019.

NO SHARES OF REGISTRANT’S COMMON STOCK WILL BE ISSUED IN ANY JURISDICTION IN WHICH SUCH ISSUANCE WOULD NOT COMPLY WITH THE LAWS OF THAT JURISDICTION.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this Prospectus is not complete and may be changed.  The recipients of shares of common stock in the Spin-Off may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This Prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

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PRELIMINARY PROSPECTUS SUBJECT TO COMPLETION DATED NOVEMBER __, 2019

VoiceInterop, Inc.

This Prospectus is being furnished to you as a shareholder of Cleartronic Inc.  (“Cleartronic”) in connection with the planned distribution (the “Spin-Off” or the “Distribution”) by Cleartronic to its shareholders  owning common stock, Series C preferred stock and Series D preferred stock of all the shares of common stock of VoiceInterop, Inc. (“VoiceInterop” or the “VoiceInterop”) held by Cleartronic immediately prior to the Spin-Off. Immediately after the time of the Spin-Off, Cleartronic shareholders will hold 96.5% of the outstanding shares of common stock of VoiceInterop.  In addition, this Prospectus covers the resale of 650,000 shares (“Resale Shares”) issued to six (6) selling shareholders (“Selling Shareholders”) described more fully herein.

At the time of the Spin-Off, Cleartronic is distributing all shares of VoiceInterop’s common stock held by it to its shareholders owning common stock, Class C preferred stock and Class D preferred stock.  Each shareholder of Cleartronic common stock on November 13, 2019 (the “Record Date’) will receive .075 shares of VoiceInterop’s common stock for each one share of Cleartronic common stock (1,000 shares of Cleartronic common stock will receive 75 shares of VoiceInterop common stock).  Shareholders owning Series C preferred stock and Series D preferred stock on the Record Date will receive .375 shares of VoiceInterop’s common stock for one share of Series C preferred stock or Series D preferred stock (1,000 shares of Cleartronic Series C or Series D preferred stock will receive 375 shares of VoiceInterop common stock).   In the event that anyone is entitled to receive a fractional share, the number of shares will be rounded up.  The Distribution will be made in book-entry form by the distribution agent.

The Spin-Off will be effective as of 12:01 a.m., New York City time, on November 20, 2019, (the “Distribution Date”).  Immediately after the Spin-Off, VoiceInterop will be an independent publicly traded company.

The Selling Shareholders will receive all of the proceeds from the sale of the Resale Shares and we will receive none of those proceeds.  The Selling Shareholders intend on offering the Resale Shares for resale at an initial price of $0.20 per share until and unless the shares are traded on a national securities exchange or quoted on the OTCBB or OTCQB markets (which we provide no assurance will be accomplished) and thereafter at prevailing market prices or privately negotiated prices.

Cleartronic shareholders are not required to vote on or take any other action in connection with the Spin-Off. We are not asking you for a proxy, and we request that you do not send us a proxy.  Cleartronic shareholders will not be required to pay any consideration for the common stock they receive in the Spin-Off, and they will not be required to surrender or exchange their shares of Cleartronic’s common stock or take any other action in connection with the Spin-Off.

There is currently no public market for our common stock.  While we intend to seek quotation of our shares on the Over-the-Counter Pink Sheets, there can be no assurance that we will be successful in doing so.  As a result of these factors, an investment in our common stock is not suitable for investors who require short or medium- term liquidity.

VoiceInterop is an “emerging growth company” under the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) and applicable Securities and Exchange Commission rules and are, therefore, currently eligible for reduced public company reporting requirements.

In reviewing this Prospectus, you should carefully consider the matters described in the section titled “Risk Factors” beginning on page __ of this Prospectus.

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NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

This Prospectus is not an offer to sell, or a solicitation of an offer to buy, any securities

The date of this Prospectus is November __, 2019

UNTIL _____________ __, 2019  (90 DAYS AFTER THE DATE HEREOF), ANY BROKER-DEALER EFFECTING TRANSACTIONS IN THE SHARES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A CURRENT COPY OF THIS PROSPECTUS.  THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A COPY OF THIS PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO ANY UNSOLD ALLOTMENTS OR SUBSCRIPTION

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Please read this Prospectus carefully.  It describes our business, financial condition, results of operations and prospects.  We have prepared this Prospectus so that prospective investors will have the information necessary to make an informed investment decision.

Prospective investors should rely only on the information contained in this Prospectus or in any free writing Prospectus that we may specifically authorize to be delivered or made available to such investors.  We have not authorized anyone to provide such investors with any information other than that contained in this Prospectus or in any free writing Prospectus we may authorize to be delivered or made available to such investors.  We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give to such investors.  This Prospectus may only be used where it is legal to offer and sell shares of our common stock.  The information in this Prospectus is accurate only as of the date of this Prospectus, regardless of the time of delivery of this Prospectus or any sale of units.  Our business, financial condition, results of operations and prospects may have changed since that date.  We are not making an offer of these securities in any jurisdiction where the offer is not permitted.

INDUSTRY DATA

The market data and certain other statistical information used through this Prospectus are based on independent industry publications, government publications, reports by market research firms or other published independent sources.  Some data is also based on good faith estimates, which are derived from management’s review of internal data and information, as well as the independent sources listed above.

CAUTIONARY STATEMENT REGARDING FORWARD–LOOKING STATEMENTS

This Prospectus contains certain forward-looking statements and information relating to our business that are based on the beliefs of our management as well as assumptions made by and information currently available to our management. When used in this communication, the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “forecasts,” “projections,” and similar expressions, as they relate to us or our management, identify forward-looking statements. Moreover, we operate in a very competitive and rapidly changing environment. New risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. In light of these risks, uncertainties and assumptions, the future events and trends discussed in this Prospectus may not occur and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements.

Such statements reflect our current views with respect to future events, the outcome of which is subject to certain risks, including among others:

• our financial performance, including our history of operating losses;

• our ability to obtain additional funding to continue our operations;

• changes in the regulatory environments of the federal and state laws of the United States and other countries in which we intend to operate;

• our ability to attract and retain key management and other personnel;

• competition from new market entrants;

• our ability to identify and pursue development of appropriate products; and

• risks, uncertainties and assumptions described under the sections in this Prospectus titled “RISK FACTORS” and “MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS” and elsewhere in this Prospectus.

Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results or outcomes may vary materially from those described as anticipated, believed, estimated, expected, intended or planned. Subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements in this paragraph. We undertake no obligation to publicly update or revise any forward-looking statements, whether, as a result of new information, future events or otherwise after the date of this Prospectus except to the extent required by law.

TABLE OF CONTENTS

INDUSTRY DATA	1
CAUTIONARY STATEMENT REGARDING FORWARD - LOOKING STATEMENTS	1
PROSPECTUS SUMMARY	3
PART I. INFORMATION REQUIRED IN PROSPECTUS	6
RISK FACTORS	6
THE OFFERING	13
SELLING SHAREHOLDERS	16
PLAN OF DISTRIBUTION	16
MARKET FOR OUR SECURITIES AND RELATED SHAREHOLDER MATTERS	18
USE OF PROCEEDS	19
DETERMINATION OF OFFERING PRICE	19
CAPITALIZATION	21
SUMMARY FINANCIAL INFORMATION	22
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	23
OVERVIEW	23
BUSINESS	29
MANAGEMENT	33
EXECUTIVE COMPENSATION	37
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	38
DESCRIPTION OF CAPITAL STOCK	38
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS	40
LEGAL MATTERS	43
SHARES ELIGIBLE FOR FUTURE SALE	43
EXPERTS	44
WHERE YOU CAN FIND MORE INFORMATION	44
DEALER PROSPECTUS DELIVERY OBLIGATION	43
PART II. INFORMATION NOT REQUIRED IN PROSPECTUS	45
SIGNATURES	49

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this Prospectus.  The summary does not contain all the information you should consider before investing in our securities.  You should read the entire Prospectus, including “Risk Factors: and the financial statements and related notes before making an investment decision.

About Us

VoiceInterop, Inc. (the “VoiceInterop,” “we” or us”) is a Florida corporation located at 8000 Federal Highway, Suite 102, Boca Raton, Florida.  VoiceInterop is a wholly-owned subsidiary of Cleartronic, Inc. We sell hardware and software solutions for unified group communications, which are deployed by commercial enterprises, as well as government emergency responders, airports and educational institutions.  VoiceInterop will continue to focus on our leading product, the airport crash phone system, named the Command Phone.  While not limited to airports, its primary function is group calling to a fixed set of endpoints (phones, speakers, etc.) so that everybody in the relevant community receives the same message simultaneously.

As of October 1, 2019, we have designed, built and installed over 21 unified group communications solutions.  We generate revenues from the design, construction and installation of group communication systems.  We also generate revenues from maintenance and support contracts, once a unified group communications solution has been installed and tested.  We generated $75,721 and $167,661 in revenues in the nine month period ended June 30, 2019 and 2018, respectively.

We plan to increase our sales of our unified group communication solutions in fiscal 2019 and 2020 pursuant to our revised business plan.  We plan to increase our sales and marketing program and believe that this will lead to increased sales.  We would like to enter additional vertical sectors such as industrial campuses, utilities and educational organizations, which will require additional marketing dollars. These marketing funds would be used to advertise in vertical industry trade publications, direct and indirect sales activities, Constant Contact email campaigns, and industry association memberships and trade shows. These activities would be primarily focused on regional organizations to establish market share and shorten the sales cycle compared to large national opportunities.  We will need to hire additional sales and marketing personnel.

We are also considering acquiring other companies, either in the same industry or operating subsidiaries of public or private companies with the goal of manufacturing and selling products, services, and integrated systems to government agencies, business enterprises, and the general public.

Relationship between Cleartronic and VoiceInterop

We are a wholly-owned subsidiary of Cleartronic, Inc. and were incorporated under the laws of the state of Florida on November 2007.

After the Spin-Off, VoiceInterop will be an independent public company, any relationship thereafter is limited to the terms of the Separation Agreement summarized below and Cleartronic’s continuing business relationship.

For a more detailed description of these relationships, please see “Relationship between Cleartronic and VoiceInterop Following the Spin-Off.”

Summary of the Transactions Covered by this Registration Statement and Prospectus

This Prospectus and Registration Statement, of which it is part, cover two separate transactions and issuances of shares of the Company: (i) the distribution of 17,819,548 shares of our common stock to the shareholders of Cleartronic as a result of a Spin-Off Transaction and (ii) the resale of an aggregate of 650,000 shares of our common stock by private investors.

The Spin-Off

See “The Spin-Off,” beginning on page 4 for a more detailed description of the matters described below.

Reasons for the Spin-Off

See “The Spin-Off” describing in detail the Spin-Off, Spin-Off ratio, results of the Spin-Off, reason for the Prospectus and related considerations. No shareholder approval of the Spin-Off is required, and none is being sought. Neither Cleartronic nor VoiceInterop are asking you for a proxy.

Distributing Company

Cleartronic, Inc., a Florida corporation, which holds 100% of our issued and outstanding common stock prior to the Distribution.  After the Distribution, Cleartronic will not own any shares of our common stock.

Securities to be Distributed

All of the shares of our common stock owned by Cleartronic, which will be approximately 96.5% of our common stock issued and outstanding immediately prior to the Distribution. Based on the 224,072,457 shares of Cleartronic’s common stock, 4,433,375 shares of Series C preferred stock and 670,904 shares of Series D preferred stock outstanding, respectively, as of the close of business on November 13, 2019 and applying the Spin-Off Ratios described below approximately 17.81 million shares of our common stock will be distributed. The actual number of shares of our common stock distributed will depend on the number of shares of Cleartronic common stock outstanding on the Record Date.

Record Date Distribution Date	The Record Date will be November 13, 2019. The Distribution Date will be November 20, 2019.
Spin-Off ratio

Holders of record of Cleartronic common stock at the close of business on the Record Date will receive .075 shares of VoiceInterop’s common stock for each one share of Cleartronic common stock (1,000 shares of Cleartronic common stock will receive 75 shares of VoiceInterop common stock).  Holders of records of Series C Preferred Stock and Series D Preferred Stock on the Record Date will receive .375 shares of   VoiceInterop’s common stock for each one share of Series C preferred stock or Series D Preferred stock (1,000 shares of Cleartronic Series C or Series D Preferred Stock will receive 375 shares of VoiceInterop’s common stock).   In case of anyone entitled to receive a fractional share, the number of shares will be rounded up

The Spin-Off

On the Distribution Date, Cleartronic will release shares of VoiceInterop’s common stock to the Transfer Agent to distribute to Cleartronic’s shareholders.  Cleartronic will distribute our shares in book-entry form and thus we will not issue any physical stock certificates.  You will not be required to make any payment, surrender or exchange of your shares of Cleartronic common stock or take any other action to receive your shares of VoiceInterop’s common stock.  A book-entry account statement reflecting your ownership of whole shares of our common stock will be mailed to you, or your brokerage account will be credited the shares, within 30 days of the date of the Distribution.

Certain U.S. Federal Income Tax Consequences	The value of VoiceInterop shares received from the Spin-Off is taxable to the recipient as a dividend.

Secondary Market

There is a limited public market for Cleartronic’s common stock and trades are reported by the OTC Markets Pink, however, there is currently no public market for VoiceInterop’s common stock.   VoiceInterop intends to apply to qualify its common stock for quotation on the OTC Markets Pink or other secondary market for which it qualifies under a symbol yet to be determined.

We have not applied to register the shares in any state. An exemption from registration will be relied upon in the states where the shares are distributed and may only be traded in such jurisdictions after compliance with applicable securities laws. There can be no assurances that the shares will be eligible for sale or resale in such jurisdictions. We may apply to register the shares in several states for secondary trading; however we are under no requirement to do so. Rather, we anticipate that we will distribute restricted VoiceInterop shares to holders of Cleartronic common stock that reside in states which do not provide for an exemption from registration for this distribution.

Relationship Between Cleartronic and VoiceInterop After the Spin-Off

Cleartronic and the VoiceInterop have entered into a Separation Agreement in connection with the Spin-Off.  The agreement provides for the completion of the Spin-Off and will govern the relationship between Cleartronic and the VoiceInterop after the Spin-Off.  See the section entitled “Relationship between Cleartronic and the VoiceInterop following the Spin-Off.”

Resale of Shares by Selling Shareholders Overview

This Prospectus relates to the resale of up to 650,000 shares of our common stock by six (6) shareholders.

Dividend policy	Following the Distribution, neither Cleartronic nor VoiceInterop anticipate paying any dividends on their respective common stock in the foreseeable future.

No appraisal rights	Holders of Cleartronic common, Series C preferred stock or Series D preferred stock have no dissenters’ rights or appraisal rights in connection with this distribution of our common shares.

Transfer agent and registrar

ClearTrust, LLC, is our stock transfer company and registrar. ClearTrust will be serving as the distribution agent for the Spin- Off.  Its address is 16540 Pointe Village Drive, Lutz, FL  33558.  Its telephone number is (813) 235-4490.

Risk factors

See the section entitled “Risk Factors” beginning on page 4 for a discussion of some of the factors you should carefully consider in connection with this Spin-Off, including detailed risks related respectively to the Spin-Off proper, our common stock and our business.

We qualify as an emerging growth company as that term is used in the Jobs Act. An emerging growth company may take advantage of specified reduced reporting and other burdens that are otherwise applicable generally to public companies.  These provisions include:  (i) a requirement to have only two years of audited financial statements and only two years of related MDA, (ii) exemption from the auditor attestation requirement in the assessment of the emerging growth company’s internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act of 2002, (iii) reduced disclosure about the emerging growth company’s executive compensation and (iv) no non-binding advisory vote on executive compensation or golden parachute arrangements.

PART I. INFORMATION REQUIRED IN PROSPECTUS

RISK FACTORS

You should carefully consider all of the information in this Prospectus and each of the risks described below, which we believe are the principal risks that we face.  Some of these risks relate principally to our business, while others relate principally to the separation and distribution or to the securities markets and ownership of our common stock.  However, the risks and uncertainties we face are not limited to those set forth in the risk factors described below.  Additional risks and uncertainties not presently known to us or that we currently believe to be immaterial may also adversely affect our business.  In addition, past financial performance may not be a reliable indicator of future performance, and historical trends should not be used to anticipate results or trends in future periods.

If any of the following risks and uncertainties develops into actual events, these events could have a material adverse effect on our business, financial condition or results of operations.

Risks Relating to the Spin-Off

We have no operating history as a separate public company, and our historical financial information is not necessarily indicative of our future prospects.

The historical information in this Prospectus refers to our business as operated by and integrated with Cleartronic.  Our historical financial information included in this Prospectus is derived from the consolidated financial statements and accounting records of Cleartronic.  Therefore, the historical information included in this Prospectus does not necessarily reflect the financial condition, results of operations or cash flows that we would have achieved as a separate publicly traded company or those that we will achieve in the future, primarily as a result of the following factors.

Prior to the Spin-Off, we have operated as a subsidiary of Cleartronic, rather than as a separate company.  Cleartronic performed various corporate functions for us and/or our assets, including tax administration, cash management, accounting, information services, human resources, ethics and compliance programs, investor and public relations, certain governance functions (including internal audit) and external reporting.  Our historical financial results reflect allocations of corporate expenses from Cleartronic for these and similar functions.  These allocations may be less than the comparable expenses we would have incurred had we operated as a separate publicly traded company.  Accordingly, our historical financial information is not necessarily indicative of our future prospects.

We may not be able to achieve some or all of the benefits that we expect to achieve from our Spin-Off from Cleartronic.

By separating from Cleartronic, there is a risk that we will not achieve the full strategic and financial benefits expected to result from the Spin-Off or such benefits may be delayed or not occur at all.   We may be more susceptible to market fluctuations, liquidity challenges, increased costs, potential disruptions in our business, increased public scrutiny and other adverse events than we would have been if we were still a part of Cleartronic.   If we fail to achieve some or all of the benefits expected to result from the separation, or if such benefits are delayed, our business, financial condition and results of operations could be adversely affected.

If we fail to develop or maintain an effective system of internal controls, we may not be able to accurately report our financial results or prevent fraud.  As a result, current and potential shareholders could lose confidence in our financial reporting, which would harm our business and the trading price of our common stock.

Effective internal controls are necessary for us to provide reliable financial reports, prevent fraud and operate successfully as a public company.  If we cannot provide reliable financial reports or prevent fraud, our reputation and operating results would be harmed.  We cannot be certain that our efforts to develop and maintain our internal controls will be successful, that we will be able to maintain adequate controls over our financial processes and reporting in the future or that we will be able to comply with our obligations under Section 404 of the Sarbanes-Oxley Act.  Any failure to develop or maintain effective internal controls, or difficulties encountered in implementing or improving our internal controls, could harm our operating results or cause us to fail to meet our reporting obligations.  Ineffective internal controls could also cause investors to lose confidence in our reported financial information, which would likely have e a negative effect on the trading price of our common stock.

Risks Related to Our Operations

Because of our limited capital, unless we obtain substantial additional capital we may not have sufficient capital to continue as a going concern.

As of September 30, 2019, we have $4,240 in cash on hand.   The costs to operate our current business are approximately $9,000 per month.  In order for us to cover our monthly operating expenses, we would have to generate revenues of approximately $18,000 per month.  Accordingly, in the absence of revenues, we will need to secure $9,000 in equity or debt capital each month to cover our overhead expenses.  In order to remain in business for one year without any revenues we would need to secure $108,000 in equity or debt capital.  If we are unsuccessful in securing sufficient capital or revenues, we may have to cease operations.

We need additional capital in the future to finance our planned growth, which we may not be able to raise or it may only be available on terms unfavorable to us or our shareholders, which may result in our inability to fund our working capital requirements and harm our operational results.

We have and expect to continue to have substantial capital expenditure and working capital needs.  We do not now have funds sufficient to fund our operations at their current level for the next 12 months.  We need to raise additional cash to fund our operations and implement our business plan.  We are maintaining an on-going effort to locate sources of additional funding, without which we will not be able to remain a viable entity.  If we are able to obtain the financing required to remain in business, eventually achieving operating profits will require substantially increasing revenues or drastically reducing expenses from their current levels or both.  If we are able to obtain the required financing to remain in business, future operating results depend upon a number of factors that are outside of our control.  The expected operating losses, coupled with a lack of liquidity, raise a substantial doubt about our ability to continue as a going concern.  If we raise additional funds through the issuance of equity or convertible debt securities, the percentage ownership of our then-current shareholders would be reduced, and these newly issued securities might have rights, preferences or privileges senior to those of existing shareholders.

At this stage of our business operations, investors may lose their entire investment.

Because of the factors described above, and given the nature of our business and our changing business focus, we may not be able to execute our business plan and may be forced to cease operations, which could result in the loss by investors of their entire investment in our common stock.

If we raise additional funds through the issuance of our equity securities, the percentage ownership of our shareholders will be reduced, we may undergo a change in control and shareholders may experience dilution which could substantially diminish the value of their common stock.

One of the factors which generally affects the market price of publicly traded equity securities is the number of shares outstanding in relationship to assets, net worth, earnings or anticipated earnings and other financial items.  If a public market is sustained for our shares, a material amount of dilution can be expected to cause the market price of our shares to decline.  Furthermore, the public perception of future dilution can have the same effect even if the actual dilution does not occur.

Risks related to the Unified Communications Industry

We could face exposure to substantial liabilities if our unified group communications solutions did not work properly due to negligence or malfeasance.

We cannot assure you that we will not be subject to liability arising from the use of our unified group communications solutions by airports or other emergency responders.  For example, if due to networking or system error which was directly attributed to our negligence or malfeasance and the crash phone system did not work as expected, we could be exposed to significant liability.  We are not certain that any product liability coverage we may obtain will be adequate to protect against claims which may be asserted against us by our customers or others.  We do not now have any product liability insurance and there can be no assurance that even if such insurance becomes available to us at reasonable rates, we will have the financial resources to purchase the insurance.

If we are unable to compete successfully, we could lose or fail to gain market share and revenue.

The unified group communications industry is extremely competitive.  Over the past year, the number of companies entering our industry have increased dramatically.  Competitive pricing pressures can negatively impact profit margins, if any.  Competitors include Cisco Systems, Inc., Tyco Electronics Ltd., Catalyst Communications Technologies, Inc., Telex, Inc., Federal Signal Corporation and Mutual-link, Inc. as well as Twisted Pair Solutions, Inc. and its other resellers and licensees.  These and other potential competitors are generally large and well capitalized and have substantially more experience than we do in our industry.

We may also face intense competition from traditional telephone companies, wireless companies, cable companies and alternative voice communication providers.  We expect to face competition from cable companies which have added or are planning to add unified group communications or voice over internet protocol (“VoIP”) services to their existing product lines.  Our competitors’ financial resources may allow them to offer services at prices below cost or without charge in order to maintain and gain market share or otherwise improve their competitive positions.  Our competitors also could use their greater financial resources to offer more attractive service packages that include on-site installation and more robust customer service.  Any of the competitive factors could make it more difficult or impossible for us to attract and retain customers, cause us to lower our prices in order to compete and reduce our market share and revenues.  There can be no assurance that we will be able to increase our revenues or achieve profitability.

Because the market for unified group communication services is likely to be characterized by rapid technological change, if we do not respond rapidly to technological changes or to changes in industry standards, our services could become obsolete.

We may be unable to respond quickly or effectively to new developments because of our limited capital or otherwise.  We may experience difficulties with the development of software to be utilized as part of our business, hardware procurement or marketing strategies that could delay or prevent our development, introduction or marketing of new services and enhancements.  The introduction of new services by our competitors, the market acceptance of services based on new or alternative technologies or the emergence of new industry standards could render our existing or future services obsolete.  If the standards adopted are different from those that we have chosen to support, market acceptance of our services, if any, may be significantly reduced or delayed.  If our services or software become technologically obsolete, we may be unable to sell our products in the marketplace and generate revenues.

If we are not able to obtain necessary licenses of third-party technology at acceptable prices, or at all, our products and services could become obsolete.

From time to time, we may be required to license technology from third parties to develop new products or product enhancements.  Third-party licenses may not be available or continue to be available to us on commercially reasonable terms.  The inability to maintain or re-license any third-party licenses or to obtain any new third-party licenses to develop new products, services and product enhancements could require us to obtain substitute technology of lower quality or performance standards or at greater cost, and delay or prevent us from offering these products, services or enhancements, any of which could seriously harm the competitiveness of our services.

Decreasing unified group communication services prices may cause us to lower our prices to remain competitive, which could, among other things, postpone or prevent our future profitability.

Users who select our service offerings may switch to other service providers who may provide the same or similar services at lower prices, and we may be unable to use our price as a distinguishing feature to attract new customers in the future.  Such competition or continued price decreases may require us to lower our prices to remain competitive, may result in reduced revenue and a loss of customers and may postpone or prevent our future profitability, if any.

We may not be able to maintain adequate customer care which could adversely affect our ability to grow and cause our financial results to be negatively impacted.

Good customer care is important to acquiring and retaining customers.  We may not be able to maintain or expand our customer care operations quickly enough to meet the needs of our customer base, in which case the quality of our customer care will suffer.  If we are unable to hire, train and retain sufficient personnel to provide adequate customer care, we may fail to retain existing customers, experience slower or no growth and increased costs, any of which would cause us to be negatively impacted.

If we experience growth, there will be substantial demands on our management and operations.

If we are not able to hire, train and retain the necessary personnel, or if these operational and reporting improvements are not implemented successfully, we may have to make significant additional expenditures and further draw management attention away from running our business to address these issues.  The quality of our services could suffer, which could negatively affect our operating results and financial position.

Because much of our potential success and potential value may lie in our use of our Command Phone, if we fail to protect it, our business could be materially adversely effected.  We anticipate that our ability to compete effectively will be dependent, in substantial part, upon the maintenance and protection of our Command Phone.

We have no patents.  We intend to rely on trade secret laws, as well as confidentiality procedures and licensing arrangements, to establish and protect our rights to the technology.  We intend, in the future, to enter into confidentiality and/or license agreements in an effort to control access to and distribution of our proprietary information.  Despite these precautions, it may be possible for a third party to copy or otherwise obtain and use the technology without authorization.  Policing unauthorized use of the technology is difficult.  The steps we take may not prevent misappropriation of the technology upon which we rely.  In addition, effective protection may be unavailable or limited in many jurisdictions outside the United States.  Litigation may be necessary in the future to enforce or protect our rights or to determine the validity and scope of the rights of others.  Even if we were to acquire the financial resources to pursue litigation, it could cause us to incur substantial costs and divert resources away from our daily business, which in turn could materially adversely affect our business.

We may be subject to damaging and disruptive intellectual property litigation.

Intellectual property litigation could be time-consuming and expensive, divert attention and resources away from our daily business, impede or prevent delivery of our products and services; and may require us to pay significant royalties, licensing fees and damages.

Parties making claims of infringement may be able to obtain injunctive or other equitable relief that could effectively block our ability to provide our services and could cause us to pay substantial damages.  In the event of a successful claim of infringement, we may need to obtain one or more licenses from third parties, which may not be available at a reasonable cost, if at all.  The defense of any lawsuit could result in time-consuming and expensive litigation, regardless of the merits of such claims, and could also result in damages, license fees, royalty payments and restrictions on our ability to provide our services, any of which could harm our business.

The use of our service will require our customers to have an operative broadband connection, and if the adoption of broadband service does not progress as we expect or if it increases in price, the market for our services may not grow and we may not be able to grow our business and increase our revenue.

If the adoption of broadband service does not continue to grow, the market for our services may not grow.  As a result, we may not be able to increase our revenue and become profitable.

Future disruptive new technologies could have a negative effect on our businesses.

VoIP technology, which our business is based upon, did not exist and was not commercially viable until relatively recently.  VoIP technology is having a disruptive effect on traditional telephone companies, whose businesses are based on other technologies.  We also are subject to the risk of future disruptive technologies.  If new technologies develop that are able to better deliver competing voice or data services or to deliver them at lower prices or more conveniently, it would have a material adverse effect on us.

Risks related to our Business

We are dependent on a small number of individuals, and if we lose the services of any person upon whom we are dependent, we will be adversely affected.

Our future success depends to a considerable degree on the vision, skills, experience and effort of our management and certain of our consultants.  We do not have an employment agreement with any of our employees, including our management, nor do we have long-term agreements with any of our consultants.  If we lose the services of any of them, or if members of our management do not work well together, it would have an adverse effect on our business.

The unpredictability of our quarterly results may adversely affect the market price, if any, of our common stock.

We expect that our revenues, if any, and operating results will vary significantly from quarter to quarter due to a number of factors, many of which are outside of our control.  The primary factors that may affect our revenues and operating results include the following:

• fluctuation in demand for our products and services;

• the length and variability of the sales cycle for our services;

• new product introductions and service enhancements by our competitors;

• the timing of revenue recognition and amount of deferred revenues;

• changes in our pricing policies, the pricing policies of our competitors and the prices of the vendors we buy services from;

• costs related to acquisitions of complementary services, technologies or businesses; and general economic and political conditions, as well as those specific to the telecommunications, networking and related industries.

Because of the amount of our common stock owned by Larry Reid, our CEO, it is unlikely that any other holder of common stock will be able to affect our management or direction.

 Following the Distribution, Larry Reid, our Chief Executive Officer and director (“Mr. Reid”), will hold a total of approximately 540,319 shares, or approximately 2.94%, of the common stock outstanding as of the date of this Prospectus. Accordingly, if these shareholders act together as a group, they would likely be able to control the outcome of shareholder votes, including votes concerning the election of directors, the adoption or amendment of provisions in our articles of incorporation and bylaws and the approval of significant corporate transactions.  The existence of ownership concentrated in a few persons may have the effect of delaying or preventing a change in management or voting control.  Furthermore, the interests of our controlling shareholders could conflict with those of our other shareholders.

Because our common stock is considered to be a “penny stock,” our shareholders’ ability to sell their shares in a public market may be significantly impaired by the Securities and Exchange Commission’s penny stock rules.

The penny stock rules require a market-maker, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the risks in the penny stock market.  The market-maker also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer’s account.  In addition, the penny stock rules generally require that prior to a transaction in a penny stock the broker-dealer make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction.  These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for a stock that is or becomes subject to the penny stock rules.  In addition the burdens imposed upon market-makers by the penny stock rules may discourage market-makers from effecting transactions in our common stock, which could severely limit its liquidity.

If we are unable to retain the services of Mr. Reid, or if we are unable to successfully recruit qualified managerial and sales personnel having experience in business, we may not be able to continue our operations.

Our success depends to a significant extent upon the continued service of Mr. Reid.  Loss of the services of Mr. Reid could have a material adverse effect on our growth, revenues, and prospective business.  In order to successfully implement and manage our business plan, we will be dependent upon (among other things) successfully recruiting qualified managerial and sales personnel having experience in business.  Competition for qualified individuals is intense.  There can be no assurance that we will be able to find, attract and retain existing employees or that we will be able to find, attract and retain qualified personnel on acceptable terms.

Our current management resources may not be sufficient for the future, and we have no assurance that we can attract additional qualified personnel.

There can be no assurance that the current level of management is sufficient to perform all responsibilities necessary or beneficial for management to perform.  Our success in attracting additional qualified personnel will depend on many factors, including our ability to provide them with competitive compensation arrangements, equity participation and other benefits.  There is no assurance that (if we need to) we will be successful in attracting highly qualified individuals in key management positions.

We may experience rapid growth, and in such case, we will need to manage this growth effectively.

We believe that, given the right business opportunities, we may expand our operations rapidly and significantly.  If rapid growth were to occur, it could place a significant strain on our management, operational and financial resources.  To manage any significant growth of our operations, we will be required to undertake the following successfully: (i) manage relationships with various strategic partners and other third parties; (ii) hire and retain skilled personnel necessary to support our business; (iii) train and manage a growing employee base; and (iv) continually develop our financial and information management systems.

If we fail to make adequate allowances for the costs and risks associated with this expansion or if our systems, procedures or controls are not adequate to support our operations, our business could be harmed.  Our inability to manage growth effectively could materially adversely affect our business, results of operations and financial condition.

We are an “emerging growth company,” and it is possible that the reduced disclosure requirements applicable to emerging growth companies will make our common stock less attractive to investors.

As an “emerging growth company,” as defined in the JOBS Act, we intend to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act and reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements.  Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards.  The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable.  We have elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard.  This may make our financial statements not comparable with those of another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period because of the potential differences in accounting standards used.

We cannot predict if investors will find our common stock less attractive if we rely on these exemptions.  If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile.

Risks Related to our Common Stock

There is no existing market for our common stock, and a trading market that will provide you with adequate liquidity may not develop for our common stock.  In addition, once our common stock begins trading, the market price of our shares may fluctuate widely.

There is currently no public market for our common stock.  We intend to apply to list our common stock on the OTC Pink Sheets under a ticker symbol to be determined.  However, an active trading market for our common stock may not develop as a result of the Spin-Off or may not be sustained in the future.

We do not intend to pay dividends for the foreseeable future.

We have never declared or paid any dividends on our common stock.  We intend to retain all of our earnings, if any, for the foreseeable future to finance the operation and expansion of our business, and we do not anticipate paying any cash dividends in the future.  As a result, you may only receive a return on your investment in our common stock if the market price of our common stock increases.  Our board of directors retains discretion to change this policy.

THE OFFERING

The Spin-Off Background Information

On April 21, 2018, Cleartronic announced plans for the complete legal and structural separation of the VoiceInterop from Cleartronic.  Cleartronic currently owns 100% of our issued and outstanding common stock.  Cleartronic will distribute all of its outstanding shares of our common stock, to Cleartronic’s shareholders owning shares of its common stock, Series C preferred stock and Series D preferred stock on the Record Date pursuant to certain distribution ratios described herein.  The shareholders owning Series A preferred stock and Series E preferred stock signed waiver letters on September 18, 2018 in which they agreed not to accept any distributions of shares of our common stock in the Spin-Off. In addition, Collabri, LLC, waved its rights to receive shares of our common stock in the Spin-Off with respect to 12 million shares of Cleartronic's common stock that it acquired from the sale of substantially all of the assets of ReadyMed, Inc. to Cleartronic in October 2019.   Following the Spin-Off, Cleartronic will not own any shares of our issued and outstanding common stock and we will operate independently from Cleartronic. No approval of Cleartronic’s shareholders is required in connection with the Spin-Off, and Cleartronic’s shareholders will not have any appraisal rights in connection with the Spin-Off.

The Spin-Off is subject to the satisfaction, or the Cleartronic board of director’s waiver, of a number of conditions. In addition, Cleartronic has the right not to complete the Spin-Off if, at any time, the Cleartronic Board determines, in its sole and absolute discretion, that the Spin-Off is not in the best interests of Cleartronic or its shareholders or is otherwise not advisable. For a more detailed description, see “The Spin-Off—Conditions to the Spin-Off.”

Reasons for the Spin-Off

Cleartronic believed that the subsequent Spin-Off would enhance value for its shareholders and our shareholders by creating significant opportunities and benefits, including:

• making VoiceInterop a publicly traded company.

• segregating businesses that may be valued greater as separate public companies. We believe that by segregating Cleartronic and VoiceInterop, the AudioMate Gateway and unified communications group, respectively, will be better able to be valued independently, allowing for the potential of greater shareholder value.

• allowing our management to focus its efforts on maximizing the value of its unified communications group. We believe that being a separate company without being under the umbrella of Cleartronic, will allow VoiceInterop to attract better management, business opportunities, capital, and value for our shareholders.

• unlocking shareholder value by shareholders owning stock in two companies rather than one. We believe that segregating two businesses in different fields will allow investors to appropriately value each company and allow our shareholders to maximize their investment opportunities.

The negative factor associated with the Spin-Off is the uncertainty of value and liquidity of our stock, presuming we are able to obtain listing on the OTC Markets Pink, of which there is no assurance. There is also no certainty that we will be able to raise the capital we need as a public company.

Manner of Effecting the Spin-Off

Cleartronic will distribute to its shareholders owning its common stock .075 shares of VoiceInterop’s common stock for every one share of Cleartronic common stock outstanding as of 5:00 p.m., New York City time, on the Record Date. (for example, 1,000 shares of Cleartronic common stock will receive 75 shares of VoiceInterop common stock).  Cleartronic will distribute to its shareholders owning Series C or Series D preferred Stock .375 shares of common stock of VoiceInterop for everyone share of Cleartronic Series C or Series D preferred stock outstanding as of 5:00 pm, New York City time on the Record Date (for example, 1,000 shares of Cleartronic Series C or Series D preferred stock will receive 375 shares of VoiceInterop common stock).    In the event that anyone is entitled to receive a fractional share, the number of shares will be rounded up.

The holders of Cleartronic’s Series A preferred stock and Series E preferred stock have waived their rights to receive shares of VoiceInterop’s common stock in the Spin-Off.  As of the date of this Prospectus, there are no shares of Series B preferred stock issued and outstanding. In addition, Collabria, LLC waived its rights to receive shares of our common stock in the Spin-Off with respect to 12 million shares of Cleartronic's common stock that it received from the sale of substantially all of the assets of ReadyMed, Inc. to Cleartronic in October 2019.

Prior to the Spin-Off, Cleartronic will deliver all of the issued and outstanding shares of our common stock to ClearTrust, who will serve as the distribution agent in connection with the Distribution and as transfer agent and registrar for our common stock.

If you own Cleartronic common stock, Series C preferred stock or Series D preferred stock as of 5:00 p.m., New York City time, on the Record Date, the shares of our common stock that you are entitled to receive in the Distribution will be issued to your account as follows:

•

Registered shareholders. If you own your shares of Cleartronic common stock directly through Cleartronic’s transfer agent,

ClearTrust, you are a registered shareholder. In this case, the distribution agent, ClearTrust, will credit the whole shares of our common stock you receive in the Spin-Off by way of direct registration in book-entry form to a new account with our transfer agent. Registration in book-entry form refers to a method of recording share ownership where no physical stock certificates are issued to shareholders, as is the case in the Spin-Off. You will be able to access information regarding your book-entry account holding our shares at ClearTrust. Commencing on or shortly after the Distribution Date, the distribution agent will mail to you an account statement that indicates the number of whole shares of our common stock that have been registered in book-entry form in your name. We expect it will take the distribution agent up to two weeks after the Distribution Date to complete the distribution of the shares of our common stock and mail statements of holding to all registered shareholders.

•

“Street name” or beneficial shareholders. Most Cleartronic shareholders own their shares of Cleartronic common stock beneficially through a bank, broker or other nominee. In these cases, the bank, broker or other nominee holds the shares in “street name” and records your ownership on its books. If you own your shares of Cleartronic common stock through a bank, broker or other nominee, your bank, broker or other nominee will credit your account with the whole shares of our common stock that you receive in the Spin-Off on or shortly after the Distribution Date. We encourage you to contact your bank, broker or other nominee if you have any questions concerning the mechanics of having shares held in “street name.”

If you sell any of your shares of Cleartronic common stock on or before the Distribution Date, the buyer of those shares may in some circumstances be entitled to receive the shares of our common stock to be distributed in respect of the Cleartronic shares you sold.

We are not asking Cleartronic shareholders to take any action in connection with the Spin-Off. No approval of the holders of Cleartronic common stock is required for the Spin-Off. We are not asking you for a proxy and request that you not send us a proxy. We are also not asking you to make any payment or surrender or exchange any of your shares of Cleartronic common stock for shares of our common stock. The number of outstanding shares of Cleartronic common stock will not change as a result of the Spin-Off.

Results of the Spin-Off

After the Spin-Off, we will be an independent publicly-traded company. Immediately following the Spin-Off, we expect to have approximately 312 holders of shares of our common stock and approximately 18,469,748 shares of our common stock outstanding, based on the number of Cleartronic shareholders and shares of Cleartronic common stock outstanding as of November 20, 2019. The actual number of shares of our common stock Cleartronic will distribute in the Spin-Off will depend on the actual number of the Record Date, which will reflect any issuance of new shares or exercises of outstanding options on or prior to the Record Date. The Spin-Off will not affect the number of outstanding shares of Cleartronic common stock or any rights of Cleartronic shareholders, although we expect the trading price of shares of Cleartronic common stock immediately following the Distribution to be lower than immediately prior to the Distribution because the trading price of Cleartronic common stock will no longer reflect the value of the VoiceInterop. Furthermore, until the market has fully analyzed the value of Cleartronic without the VoiceInterop, the trading price of shares of Cleartronic common stock may fluctuate.

Before our separation from Cleartronic, we intend to enter into a Separation Agreement with Cleartronic related to the Spin-Off. This agreement will govern the relationship between us and Cleartronic up to and after completion of the Spin-Off and allocate between us and Cleartronic various assets, liabilities, rights and obligations, including employee benefits, intellectual property and tax-related assets and liabilities. We describe these arrangements in greater detail under “Certain Relationships and Related Party Transactions—Agreements with Cleartronic.”

Listing and Trading of our Common Stock

There is currently no public market for our common stock.  We intend to apply have our common stock authorized for quotation on the OTC Markets Pink or other secondary market, depending on our qualifications at the time with a symbol to be selected by us.  We cannot, however, ensure that we will be successful in doing so or that an active trading market will exist thereafter.

We have not applied to register the shares in any state. An exemption from registration will be relied upon in the states where the shares are distributed and may only be traded in such jurisdictions after compliance with applicable securities laws. There can be no assurances that the shares will be eligible for sale or resale in such jurisdictions. We may apply to register the shares in several states for secondary trading; however we are under no requirement to do so.

Neither we nor Cleartronic can assure you as to the trading price of Cleartronic common stock or our common stock after the Spin-Off, or as to whether the combined trading prices of our common stock and the Cleartronic common stock after the Spin-Off will be less than, equal to or greater than the trading prices of Cleartronic common stock prior to the Spin-Off. The trading price of our common stock may fluctuate significantly following the Spin-Off. See “Risk Factors—Risks Relating to our Common stock” for more detail.

The shares of our common stock distributed to Cleartronic shareholders will be transferable in accordance with exemptions from registration under the Securities Act, except for shares received by individuals who are our affiliates. Individuals who may be considered our affiliates after the Spin-Off include individuals who control, are controlled by or are under common control with us, as those terms generally are interpreted for federal securities law purposes. These individuals may include some or all of our directors and executive officers. Individuals who are our affiliates will be permitted to sell their shares of our common stock only pursuant to an effective registration statement under the Securities Act, or an exemption from the registration requirements of the Securities Act, such as those afforded by Section 4(1) of the Securities Act or Rule 144 thereunder.

Reasons for Furnishing this Prospectus

We are furnishing this Prospectus solely to provide information to Cleartronic’s shareholders who will receive shares of our common stock in the Distribution. You should not construe this Prospectus as an inducement or encouragement to buy, hold or sell any of our securities or any securities of Cleartronic. We believe that the information contained in this Prospectus is accurate as of the date set forth on the cover. Changes to the information contained in this Prospectus may occur after that date, and neither we nor Cleartronic undertakes any obligation to update the information except in the normal course of our and Cleartronic’s public disclosure obligations and practices and except as required by applicable law.

Important Federal Income Tax Consequences

The Spin-Off shares received by Cleartronic shareholders are taxable as a dividend.  We do not have any ruling from the U.S. Internal Revenue Service, nor do we have a favorable opinion by our accounting firm or any other expert confirming the Spin-Off’s tax status, nor do we plan to obtain one.  Cleartronic shareholders should consult with their own tax advisor as to the particular consequences of the Spin-Off to them.

Resale of Shares

Effective as of April 1, 2018, we committed to sell and issue an aggregate of 600,000 shares of our common stock to five (5) private investors at a price of $.06 to $.166 per share, with such purchase being subject to the effectiveness of the registration statement. After the registration statement is declared effective, we have agreed to register for resale the shares issued to these private investors. In May 2019, we committed to issue and register for resale an aggregate of 50,000 shares to be issued to an advisor and consultant to the Company, subject to the effectiveness of the registration statement.

SELLING SHAREHOLDERS

The following individuals listed below are the Selling Shareholders who are selling the Resale Shares covered by this Registration Statement.  The Selling Shareholders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time or from time to time since the date on which it provided the information regarding the shares, all or a portion of the shares of common stock beneficially owned in transactions exempt from the registration requirements of the Securities Act. As used in this prospectus, “selling shareholder ” includes the person or persons listed in the table below, and the donees, pledgees, transferees or other successors-in-interest selling shares received from the named Selling Shareholder as a gift, pledge, distribution or other transfer.

 Beneficial ownership is determined in accordance with Rule 13d-3(d) promulgated by the Commission under the Securities Exchange Act of 1934. Unless otherwise noted, each person or group identified possesses sole voting and investment power with respect to the shares, subject to community property laws where applicable.

NAME	Number of Resale Shares

Harry Schloss	100,000
Carl Feuerstein	100,000
Janet Mortensen	100,000

Frank Vicino, Jr.	150,000
Frank Vicino, Sr.	150,000
Thomas Mahoney	50,000
Total	650,000

PLAN OF DISTRIBUTION

Distribution Shares

This Prospectus covers the distribution of 17,819,548 shares of our common stock owned by Cleartronic to its shareholders owning common stock, Series C and Series D preferred stock. The mechanics of the Distribution will be performed by our transfer agent, ClearTrust.

Resale by Selling Shareholders

This Prospectus covers the resale of an aggregate of 650,000 shares by the Selling Shareholders. Each Selling Shareholder of our common stock and any of their donees, pledgees, transferees, assignees and other successors-in-interest may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of common stock on the OTC Bulletin Board or any other stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. A Selling Shareholder may use any one or more of the following methods when selling shares:

•      ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•      block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•      purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•      an exchange distribution in accordance with the rules of the applicable exchange;

•      privately negotiated transactions;

•      settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

•      broker-dealers may agree with the Selling Shareholders to sell a specified number of such shares at a stipulated price per share;

•      through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•      a combination of any such methods of sale; or

•      any other method permitted pursuant to applicable law.

The Selling Shareholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by any Selling Shareholder may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Shareholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA NASD Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM-2440.

In connection with the sale of our common stock or interests therein, the Selling Shareholders may enter into hedging transactions with broker-dealers or other financial institutions, who may in turn engage in short sales of our common stock in the course of hedging the positions they assume. However, the Selling Shareholders will not sell shares of our common stock short. The Selling Shareholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Shareholders and any underwriters, broker-dealers or agents that participate in the sale of our common stock or interests therein will be considered “underwriters” within the meaning of Section 2(11) of the Securities Act in connection with such sales and, as such, any discounts, commissions, concessions or profit they earn on any resale of the shares may be deemed to be underwriting discounts and commissions under the Securities Act. Since the Selling Shareholders are deemed to be an

“underwriter” within the meaning of Section 2(11) of the Securities Act, it will be subject to the prospectus delivery requirements of the Securities Act. In no event shall any broker-dealer receive fees, commissions and markups which, in the aggregate, would exceed eight percent (8%).

We are required to pay certain fees and expenses incurred by us incident to the registration of the shares. We have agreed to indemnify the Selling Shareholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

The Selling Shareholders are subject to the prospectus delivery requirements of the Securities Act including Rule 172 thereunder. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than this prospectus. There is no underwriter or coordinating broker-dealer acting in connection with the proposed sale of the resale shares by the Selling Shareholders.

The Resale Shares will be sold only through registered or licensed broker-dealers if required under applicable state securities laws. In addition, in certain states, the resale shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with. As of the date of this prospectus, we have not filed for registration or qualification in any state.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to our common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Shareholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of our common stock by the Selling Shareholders or any other person. We will make copies of this prospectus available to the Selling Shareholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

MARKET FOR OUR SECURITIES AND RELATED SHAREHOLDER MATTERS

Public Market for Common Stock

There is currently no trading market for our common stock.  We intend to apply to qualify our common stock for quotation on the OTC Markets Pink or other secondary market for which it qualifies under a symbol yet to be determined. We cannot, however, ensure that we will be successful in either case or that an active trading market will exist thereafter.

Shares of our common stock distributed to holders in connection with the Spin-Off will, as of the Distribution Date, be transferable pursuant to exemptions from registration under the Securities Act of 1933, as amended (the “Securities Act”) except for shares received by persons who may be deemed to be our affiliates. Our affiliates after the Spin-Off generally will include individuals or entities that control, are controlled by, or are under common control with us, which may include our executive officers, directors, or principal shareholders. Securities held by our affiliates will be subject to resale restrictions under the Securities Act.

We expect to have our common stock either quoted on the OTC Markets Pink or other secondary markets, but there can be assurances that such application will be accepted, or that if accepted, any market for our shares will ever develop.

Holders

Immediately following the Spin-Off of the Spin-Off Shares, we anticipate that there will be approximately 312 record holders of VoiceInterop’s common stock.  See “The Offering - Results of the Spin-Off” for more information.

Dividends

Since its incorporation, VoiceInterop has not declared any dividends on its common stock.  VoiceInterop does not anticipate declaring or paying a dividend on its common stock for the foreseeable future.  We plan to retain any future earnings for use in our business activities.

Transfer Agent

The transfer agent and registrar for VoiceInterop’s common stock will be ClearTrust Transfer LLC.

Equity Compensation Plans

As of the date of this Prospectus, VoiceInterop does not have any equity compensation plans.

USE OF PROCEEDS

VoiceInterop will not receive any proceeds from the shares of common stock distributed in the Spin-Off.

The Selling Shareholders will receive all of the proceeds from the sale of the Resale Shares and we will receive none of these proceeds.

DETERMINATION OF OFFERING PRICE

No consideration will be paid for the shares of VoiceInterop’s common stock distributed in the Spin-Off.

CAPITALIZATION

The following table sets forth our cash and capitalization as of June 30, 2019 on an actual basis and on a pro forma basis in connection with the Spin-Off. The following table should be read in conjunction with “Selected Historical Financial Data”, “Unaudited Pro Forma Financial Information” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our historical financial statements and the notes thereto included elsewhere in this Prospectus.

ASSETS
	June 30,
	2019	Pro Forma		Pro Forma
	(unaudited)	Adjustments		Balance
Current assets:
Cash	$ 1,735	$ 1,600	(1)	$ 3,335
Accounts receivable, net	1,600	(1,600)	(1)	-
Total current assets	3,335	-		3,335

Total assets	$ 3,335	$ -		$ 3,335

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
Accounts payable	$ 38,885	$ -		$ 38,885
Deferred revenue, current portion	16,413	-		16,413
Deferred rent, current portion	401	-		401
Installment loan, net, current portion	24,092	-		24,092
Due to unrelated parties	68,000	(68,000)	(2)	-
Total current liabilities	147,791	(68,000)		79,791

Long Term Liabilities
Deferred revenue, net of current	11,282	-		11,282
Deferred rent, long term portion	1,890	-		1,890
Total long term liabilities	13,172	-		13,172

Total liabilities	160,963	(68,000)		92,963

Stockholders' deficit:
Preferred stock - $.001 par value; 20,000,000 shares authorized, none issued and outstanding, respectively.
Common stock - $.001 par value; 100,000,000 shares authorized,
1,000 shares issued and outstanding, respectively.	1	(1)	(3)	18,464
		17,814	(4)
		600	(2)
		50	(5)

Additional paid in capital		1	(3)	35,080
		(37,221)	(4)
		67,400	(2)
		4,950	(5)

Contribution from Cleartronic, Inc.	(2,359)	19,457	(4)	17,098

Accumulated deficit	(155,270)	(5,000)	(5)	(160,270)

Total stockholders' deficit	(157,628)	68,000		(89,628)

Total liabilities and stockholders' deficit	$ 3,335	-		$ 3,335

 (1) Collection of accounts receivable

(2) Reclassification of the amount due to equity upon issuance of shares to investors for cash – 600,000 shares; the purpose of the elimination of the $68,000 to equity is to show the consideration received for the sale of 600,000 shares of VoiceInterop’s common stock for cash from a liability to equity upon the effectiveness of the registration statement and the removal of the last contingency for the stock issuance

(3) Cancellation of Cleartronic, Inc.’s shares – 1,000 shares

(4) Distribution to Cleartronic, Inc.’s shareholders and capitalization – 17,819,548 shares

(5) Shares issued to consultant for services – 50,000 shares

SUMMARY FINANCIAL INFORMATION

The summary financial information, all of which has been derived from audited and unaudited financial statements included elsewhere in this Prospectus, reflects the operations of VoiceInterop for its limited operating history as of and for the period from October 1, 2016 to September 30, 2018 and the nine months ended June 30, 2019 and the fiscal year ended September 30, 2019 (unaudited).. You should read this summary financial information in conjunction with our plan of operation, financial statements and related notes to the financial statements each appearing elsewhere in this Prospectus and “MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.”

VoiceInterop Balance Sheets

As of June 30, 2019 (unaudited) and September 30, 2018 and 2017

	06/30/2019 (unaudited)	09/30/2018	09/30/2017
Total Assets	$3,335	$285	$18,434
Total Liabilities	$160,963	$106,806	$31,566
Total Stockholder’s Deficit	$(157,628)	$(106,521)	$(57,674)
Total Liabilities and Stockholder’s Deficit	$3,335	$285	$18,434

VoiceInterop Statement of Operations

For the Nine Months Ended June 30, 2019 and 2018 (unaudited) and the Years Ended September 30, 2018 and 2017.

	Nine Months Ended 6/30/2019 (unaudited)	Nine Months Ended 6/30/2018 (unaudited)	09/30/2018	09/30/2017
Revenues	$75,721	$167,661	$191,635	$179,377
Cost of Revenues	$25,395	$88,556	$(80,604)	$(90,102)
Total Operating Expenses	$76,845	$91,479	$(188,317)	$(95,678)
Loss from Operations	$(26,519)	$(12,374)	$(77,286)	$(6,403)
Other Income (Expense)	$2,767	$-0-	$3,442	$(2,373)
Net Loss	$(23,752)	$(12,374)	$(73,844)	$(5,573)
Loss Per Share	$(23.75)	$(12.37)	$(73.84)	$(5.57)
Weighted Average Shares Outstanding	1,000	1,000	1,000	1,000

See accompanying notes to these unaudited carve-out financial statements

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis should be read in conjunction with our financial statements and related notes included elsewhere in this Prospectus.  This discussion may contain forward-looking statements based upon current expectations that involve risks and uncertainties, including those set forth under the heading “RISK FACTORS” and elsewhere in this Prospectus.  Our actual results and the timing of selected events discussed below could differ materially from those expressed in, or implied by, these forward-looking statements.

OVERVIEW

VoiceInterop was incorporated under the laws of the State of Florida on November 15, 2007.  VoiceInterop sells hardware and software solutions for unified group communications, which are deployed by commercial enterprises, as well as government emergency responders, airports and educational institutions.  VoiceInterop will continue to focus on our leading product, the airport crash phone system, named Command Phone.  While not limited to airports, its primary function is group calling to a fixed set of endpoints (phones, speakers, etc.) so that everybody in the relevant community receives the same message simultaneously.  VoiceInterop has elected to establish its fiscal year end as September 30.

Results of Operations—Fiscal Year Ended September 30, 2018 (“2018”) Compared to the Fiscal Year Ended September 30, 2017 (“2017”)

Revenues.

Revenues increased 7% to $191,635 in 2018, from $179,377 during the fiscal year ended September 2017.  This increase of approximately $12,200 was primarily due to two new Command Phone installations in 2018, while we completed one installation in 2017.

Cost of Revenues and Gross Margins.

Cost of revenues decreased from $90,102 in 2017, to $80,604 in 2018.  Gross margins increased approximately 8%, from 50% or $89,275 in 2017 to 58% or $111,031 in 2018.

Operating Expenses.

Operating expenses increased approximately 97% in 2018, to $188,317 compared to $95,678 in 2017.  Operating expenses include acquisition costs of $95,817 incurred in 2018 while there were no acquisition costsin 2017.

Selling Expenses.

Selling expenses increased approximately 46% from $19,368 in 2017, to $28,300 in 2018, primarily due to increased commissions associated with sales of products and services.

Administrative Expenses.

Administrative expenses decreased to $64,200 in 2018 from $76,310 in 2017, primarily because one employee became an independent contractor from salaried employee because his position did not warrant full-time status.

Other Income

Other income increased from $830 in 2017 to $3,442 in 2018. The increase was primarily due to increased fees generated from processing credit card transaction for an unrelated party.

Net Loss.

Net loss was $73,844 for 2018 compared with $5,573 for 2017.

Liquidity and Capital Resources.

Cash and cash equivalents decreased by $18,149 during 2018 to $285.  Net used in operating activities for 2018, was $66,604 as compared to $26,652 for 2017, due primarily to the increase net loss for the year ended December 31, 2018. We funded our operating activities during the most recent fiscal year through contributions from unrelated parties in the amount of $68,000. Five private investors have agreed to purchase 600,000 shares of common stock of VoiceInterop for $68,000. At September 30, 2018, our total liabilities were $106,806, which included $10,086 in accounts payable, $28,720 in deferred revenue and $68,000 due to unrelated parties.

Our current operating expenses are approximately $9,000 per month.  In order for us to cover our monthly operating expenses, we must generate approximately $18,000 per month in revenue.  Accordingly, in the absence of sufficient revenues, we must raise $9,000 in equity or debt capital each month to cover our overhead expenses.  In order to remain in business for one year without any revenues, we must secure $108,000 in equity or debt capital.  If we are unsuccessful in securing sufficient capital or revenues, we will be unable to continue our business activities.

Investing Activities.

Net cash used in investing activities was $0 for both 2018, and 2017.

Financing Activities.

Net cash from financing activities amounted to $48,455 in 2018, $68,000 of which was provided by unrelated parties to be converted into VoiceInterop common stock on effective date of this prospectus. There was $44,541 in cash from financing activities in 2017, all of which was provided to our parent company Cleartronic, Inc.

Results of Operations for Nine Months Ended June 30, 2019 Compared to Nine Months Ended June 30, 2018

Revenues.

Revenues decreased approximately 55% to $75,721 for the nine months ended June 30, 2019 as compared to $167,661 for the nine months ended June 30, 2018. This decrease was due primarily to fewer new airport Command Phone installations which declined approximately 78% from $102,082 in the nine months ended June 30, 2018 to $22,474 in the same period in 2019. Sales of AudioMate gateways decreased approximately 11% to $17,460 in the nine months ended June 30, 2019 from $19,719 for the same period in 2018. Maintenance income decreased approximately 22% to $34,572 in the nine months ended June 30, 2019 from $44,566 in the same period in 2018. This decline was due to a large support contract that was not renewed on January 1, 2019.

Cost of Revenues.

Cost of revenues was $25,395 for the nine months ended June 30, 2019 as compared to $88,556 for the nine months ended June 30, 2018, a decrease of approximately 71%. This decrease was primarily due to lower costs associated with third party hardware costs associated with decreased revenue generated by fewer Command Phone installations completed in the nine months ended June 30, 2019.

Operating Expenses.

Operating expenses for the nine months ended June 30, 2019 were $76,845 compared to $91,479 for the nine months ended June 30, 2018, a decrease of approximately 16%. The decrease was primarily due to lower selling  expenses associated with the decline in revenue.

Loss from Operations.

Loss from operations for the nine months ended June 30, 2019 was ($26,519) compared to a loss of ($12,374) for the nine months ended June 30, 2018. The increased loss from operations for the nine months ended June 30, 2019 as compared to June 30, 2018 was due to the decline in gross profit of approximately 36%  from $79,105 in 2018 to $50,326, in the nine month periods ended June 30, 2018 and 2019, respectively.

Other Income (Expenses).

Other income (expenses) increased to $2,767 during the nine months ended June 30, 2019 compared with $0 for the nine months ended June 30, 2018. The other income generated was derived primarily from sub-lease rent payments and interest income received on the issuance of note receivable.

Net Loss.

Net loss attributable to common shareholders was ($23,752) for the nine months ended June 30, 2019 compared to a net loss attributable to common shareholders of ($12,374) for the nine months ended June 30, 2018. Net loss per common share was ($23.75) and ($12.37) for the nine months ended June 30, 2019 and June 30, 2018, respectively.

Liquidity and Capital Resources.

Net cash provided by  operating activities was $11,705 for the nine months ended June 30, 2019 compared to $3,072 for the nine months ended June 30, 2018. This increase was mainly attributable to the increase in accounts payable offset by the increase in accounts receivable.

Net cash used in investing activities was $0 for the nine months ended June 30, 2019 compared to ($50,000) for the nine months ended June 30, 2018. In December 2018 the Company issued a note receivable to a third party in the amount of $50,000.

Net cash (used in) provided by financing activities was $(10,255) for the nine months ended June 30, 2019 compared to $29,940 for the nine months ended June 30, 2018. This increase was primarily due to receipt of $44,260 from an installment loan off set by distributions to our parent Cleartronic, Inc.

Management believes that the Spin-Off of VoiceInterop into its own operating company will allow VoiceInterop to raise additional capital to grow the business. There can be no assurance that the VoiceInterop’s efforts in this Spin-Off will be successful or that raising additional capital will be sufficient to meet current and future obligations.

We have incurred losses since our inception and continue to require additional capital to fund operations and development. As such, our ability to pay our already incurred obligations is mostly dependent on the VoiceInterop being able to have substantially increased revenues and raising substantial additional capital through the sale of its equity or debt securities. There can be no assurance that the VoiceInterop will be successful in accomplishing any of the foregoing.

We believe that in order to fund our business plan, we will need approximately $1,000,000 in new equity or debt capital.  In the past, in addition to revenues and deferred revenues, we have obtained funds from the private sale of our debt and equity securities.  We have also had discussions with several securities broker-dealers with respect to a private or public offering of our securities.  Although none of such discussions has resulted in any funding, we intend to continue to have such discussions in the future.  We also intend to continue to seek private financing from certain of our existing shareholders and others.

Our operating expenses are approximately $9,000 per month.  In order for us to cover our monthly operating expenses, we must generate approximately $18,000 per month in revenue.  Accordingly, in the absence of sufficient revenues, we must raise $9,000 in equity or debt capital each month to cover our overhead expenses.  In order to remain in business for one year without any revenues, we must secure $108,000 in equity or debt capital.  If we are unsuccessful in securing sufficient capital or revenues, we will be unable to continue our business activities.

Command Phone Sales and Marketing Plan VoiceInterop has addressed a market demand for immediate emergency communication with the development of its Command Phone solution for enterprise and public safety organizations. This proprietary VoIP emergency notification system is customized to organizations specific requirements such as Airport Crash Net phones and industrial campus IP phone networks. This system is essentially an outbound conference call to multiple recipients in real time providing instant audio communication.

Utilizing existing or new IP networks this highly customizable and scalable phone communication system has been deployed at major international airports in North America as well as Fortune 1000 companies as the primary phone emergency notification platform.

However, the Command Phone is more than just phones. It has flexibility to include overhead paging speakers in addition to, or in lieu of, a conventional telephone station. A VoiceInterop AudioMate360 RoIP (Radio over IP) gateway can be introduced to transmit the audio alert over a radio channel to field units. The system can send voice alerts to off campus personnel via cell phones and the public telephone network. The Command Phone system can even trigger existing alerting systems to open doors, turn on the lights, and activate other functions at the start of an emergency alert call.

The concentration of VoiceInterop sales and marketing to date has been to the airport industry. To realize increased revenue and further monetize the Command Phone solution market penetration in various additional vertical sectors such as industrial campuses, utilities and educational organizations will require additional marketing dollars. These marketing funds would be used to advertise in vertical industry trade publications, direct and indirect sales activities, Constant Contact email campaigns, and industry association memberships and trade shows. These activities would be primarily focused on regional organizations to establish market share and shorten the sales cycle compared to large national opportunities.

If we are successful in securing additional equity or debt capital, the following is a schedule of use of proceeds:

Use of Funds	Amount
Advertising and promotion	$200,000
Trade show expenses	100,000
Salaries, wages, office expense	375,000
Research and development	100,000
Professional fees and working capital	225,000
Total	$1,000,000

The largest expense is salaries and wages which includes sales and marketing, engineering and development and administrative salaries and office expense. Advertising and trade show expenses amount to an estimated $300,000 while research and development is budgeted at $100,000. We intend to use commission only sales representatives.

As of June 30, 2019, there were no off-balance sheet arrangements.

Critical Accounting Policies

Our financial statements and accompanying notes are prepared in accordance with generally accepted accounting principles in the United States.  Preparing financial statements requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue, and expenses.  These estimates and assumptions are affected by management’s application of accounting policies.  Critical accounting policies include revenue recognition and impairment of long-lived assets.

Revenue Recognition and Deferred Revenues

 In May 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2014-09, "Revenue from Contracts with Customers (Topic 606)," which supersedes the revenue recognition requirements in Accounting Standards Codification 605, "Revenue Recognition." This ASU is based on the principle that revenue is recognized to depict the transfer of goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. The ASU also requires additional disclosure about the nature, amount, timing and uncertainty of revenue and cash flows arising from customer contracts, including significant judgments and changes in judgments and assets recognized from costs incurred to obtain or fulfill a contract. In August 2015, the FASB issued ASU No. 2015-14, which deferred the effective date of the new revenue standard by one year, and allowed entities the option to early adopt the new revenue standard as of the original effective date. There have been multiple standards updates amending this guidance or providing corrections or improvements on issues in the guidance. The requirements for these standards relating to Topic 606 are effective for interim and annual periods beginning after December 15, 2017. This standard permitted adoption using one of two transition methods, either the retrospective or modified retrospective transition method. The Company adopted these standards at the beginning of fiscal year 2019 using the modified retrospective method. The comparative information has not been restated and continues to be reported under the accounting standards in effect for those periods. The adoption of these standards did not have a material impact on the Company's condensed statements of operations during the three and nine months ended June 30, 2019.

The Company revenue recognition policy follows guidance from Accounting Standards Codification (ASC) 606, Revenue from contract with customers.   Revenue is recognized when the Company transferred promised goods and services to the customer and in the amount that reflect the consideration to which the company expected to be entitled in exchange for those goods and services. The Company applies the following five-step model in order to determine this amount:

(i) Identification of Contact with a customer;

(ii) Identify the performant obligation of the contract;

(iii) Determine transaction price;

(iv) Allocation of the transaction price to the performance obligations; and

(v) Recognition of revenue when (or as) the Company satisfies each performance obligation.

Unified group communication solutions consist of three elements to be provided to customers: (1) software licenses and equipment purchased from third-party vendors, (2) proprietary hardware that is manufactured on contract to required specifications and (3) installation and integration of the hardware and software into a cohesive communication source.

No right of return privileges are granted to customers after shipment. The Company recognizes revenue for the elements separately as the sales of the equipment and software, installation and integration, and support services represent separate earnings processes that are generally specified under separate agreements.

Revenue from the resale of equipment utilized in unified group communication solutions is recognized when shipped. For software licenses, the Company does not provide any services that are considered essential to the functionality of the software, and therefore revenue is recognized upon delivery of the software, provided (1) there is evidence of an arrangement, (2) collection of the fee is considered probable and (3) the fee is fixed and determinable.

The Company also provides support to customers under separate contracts varying from one to five years. The Company’s obligations under its service contracts vary by the length of the contract. In all cases the Company is the primary obligor to provide first level support to the client. If the contract has less than one year of service and support remaining on the contract it is classified as a current liability, if longer it is classified as a non-current liability.

Installation and integration services are recognized upon completion.

Inventory

The Company carries no inventory as all hardware is purchased as finished goods on an as needed basis.

Recent Accounting Pronouncements

In February 2016, the FASB issued ASU 2016-02, Leases, which will amend current lease accounting to require lessees to recognize (i) a lease liability, which is a lessee’s obligation to make lease payments arising from a lease, measured on a discounted basis, and (ii) a right-of-use asset, which is an asset that represents the lessee’s right to use, or control the use of, a specified asset for the lease term.  ASU 2016-02 does not significantly change lease accounting requirements applicable to lessors; however, certain changes were made to align, where necessary, lessor accounting with the lessee accounting model.  This standard will be effective for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years.  We are currently reviewing the provisions of this ASU to determine if there will be any impact on our results of operations, cash flows or financial condition.

In April 2016, the FASB issued ASU 2016–10 (the “Update”) Revenue from Contract with Customers (Topic 606): identifying Performance Obligations and Licensing.  The amendments in this Update do not change the core principle of the guidance in Topic 606.  Rather, the amendments in this Update clarify the following two aspects of Topic 606: identifying performance obligations and the licensing implementation guidance, while retaining the related principles for those areas.  Topic 606 includes implementation guidance on (a) contracts with customers to transfer goods and services in exchange for consideration and (b) determining whether an entity’s promise to grant a license provides a customer with either a right to use the entity’s intellectual property (which is satisfied at a point in time) or a right to access the entity’s intellectual property (which is satisfied over time).  The amendments in this Update are intended to render more detailed implementation guidance with the expectation to reduce the degree of judgement necessary to comply with Topic 606.  The Company adopted this guidance effective October 1, 2018.

Changes In and Disagreements with Accountants

We have had no changes in or disagreements with our accountants.

BUSINESS

Overview

We are a wholly-owned subsidiary of Cleartronic, Inc. and were incorporated under the laws of the state of Florida on November 2007.

VoiceInterop sells hardware and software solutions for unified group communications, which are deployed by commercial enterprises, as well as government emergency responders, airports and educational institutions.  VoiceInterop will continue to focus on our leading product, the airport crash phone system, named Command Phone.  While not limited to airports, its primary function is group calling to a fixed set of endpoints (phones, speakers, etc.) so that everybody in the relevant community receives the same message simultaneously.

Need for Unified Group Communications

Although public safety personnel regularly use cellular phones, personal digital assistants (PDAs), and other commercial wireless devices and services, we believe that these devices are currently not sufficiently suited for public safety mission critical communications during critical incidents.  As an example, hundreds of firefighters and police officers rushed to rescue victims from the attack on the World Trade Center on September 11, 2001.  As police and firefighters swarmed the building searching for survivors, incident commanders outside were hearing warnings from helicopters circling the scene from above that the towers were beginning to glow and were dangerously close to collapse.  Radio communications were a lifeline for the hundreds of police officers who received the word to evacuate the building—all but 60 police officers escaped with their lives.  Tragically, hundreds of New York firefighters and emergency workers did not receive that warning because they were using a different radio communications system.  Unaware of the impending collapse, 412 firefighters and emergency workers lost their lives.  A report from the University of New Hampshire based ATLAS Project stated, “From numerous interviews gathered as part of a fire department inquiry into the events of September 11th, it would appear that non-interoperability was at least partially responsible for the loss of 343 firefighters at the World Trade Center.”

We believe that public safety officials should not depend solely on commercial communication systems that can be overloaded and that may be unreliable during critical incidents when public demand can overwhelm the systems.  Public safety officials have unique and demanding communications requirements.  Optimal public safety radio communication systems require:

• dedicated channels and priority access that is available at all times to handle unexpected emergencies;

• reliable one-to-many broadcast capability, which is not generally available in cellular systems;

• highly reliable and redundant networks that are engineered and maintained to withstand natural disasters and other emergencies; and

• the best possible coverage within a given geographic area, with a minimum of dead zones.

Unique equipment designed for quick response in emergency situations—dialing, waiting for call connection, and busy signals are unacceptable during critical events when seconds can mean the difference between life and death.

We believe that our software when properly used can add value, redundancy and alternative methods of communicating for radios and radio systems and the personnel who use them.

Unified Group Communication Services and Solutions

We offer professional engineering, consulting, system design, installation and annual support contracts for standards based audio and voice unified group communication solutions.  We have designed, built and installed eighteen unified group communication solutions for various vertical markets within government and private enterprise organizations, with an emphasis in the aviation industry as of June 30, 2019. Twelve of which utilized a third party’s software solution prior to us developing our own proprietary application.  We are now able to use our own proprietary software in future installations which provides the company with greater profit margins.

Some of our airport clients include; Edmonton, Alberta Canada International, Palm Beach International, Omaha International (Eppley Field), Austin Bergstrom International, Southwest Florida International, Key West International.

Sales and Marketing

Sales and marketing efforts are focused on the two aspects of our business, software and hardware.  We have marketed our software solution, trade named Command Phone and the patented AudioMate360 IP gateways through our Director of Sales and Marketing.

We intend to continue to develop our worldwide network of network of value added resellers (“VARs”).  As of October 1, 2019, we had 46 VARs in our distribution network.  These existing and potential VARs range in size from single-site, regional firms with specialized products and services to multi-national firms that provide a full range of information technology products and services.

Sales prospects are derived from website inquiries, client referrals and trade show activities.  We intend to use search engine optimization to increase the number of inquiries that we receive from our website, and if we become adequately funded, we intend to hire additional commission only d sales representatives.

Our Plan

Command Phone Systems

VoiceInterop has addressed a market demand for immediate emergency communication with the development of its Command Phone solution for enterprise and public safety organizations. This proprietary VoIP emergency notification system is customized to organizations specific requirements such as Airport Crash Net phones and industrial campus IP phone networks. This system is essentially an outbound conference call to multiple recipients in real time providing instant audio communication.

Utilizing existing or new IP networks this highly customizable and scalable phone communication system has been deployed at major international airports in North America as well as Fortune 1000 companies as the primary phone emergency notification platform.

However, the Command Phone is more than just phones. It has flexibility to include overhead paging speakers in addition to, or in lieu of, a conventional telephone station. A VoiceInterop AudioMate360 RoIP (Radio over IP) gateway can be introduced to transmit the audio alert over a radio channel to field units. The system can send voice alerts to off campus personnel via cell phones and the public telephone network. The Command Phone system can even trigger existing alerting systems to open doors, turn on the lights, and activate other functions at the start of an emergency alert call.

The concentration of VoiceInterop sales and marketing to date has been to the airport industry. To realize increased revenue and further monetize the Command Phone solution market penetration in various additional vertical sectors such as industrial campuses, utilities and educational organizations will require additional marketing dollars. These marketing funds would be used to advertise in vertical industry trade publications, direct and indirect sales activities, Constant Contact email campaigns, and industry association memberships and trade shows. These activities would be primarily focused on regional organizations to establish market share and shorten the sales cycle compared to large national opportunities.

VoiceInterop Hardware and Radio Interoperability

The lack of radio interoperability within and between agencies has been an issue for decades.  User groups on different frequencies and using radios made by different manufacturers are not able to communicate, sometimes even within their own agency.

The AudioMate360r is a cost-effective IP audio gateway for bridging most LMR (Land Mobile Radios) and IP-based unified group communication networks via RoIP (Radio over IP). Users can connect two-way land mobile radios regardless of frequency range or equipment manufacturer, whether conventional or trunked. Each AudioMate360 is completely software programmable via a web browser. The AudioMate360a Analog Gateway provides baseband audio inputs and outputs to access to VoIP (Voice over IP) unified communications network

With the Audiomate360, radio talk groups on different frequencies, in different locations and using different radios communicate securely, regardless of their location via a private network or the Internet. Using AudioMates increases communications capabilities, lowers the cost, greatly simplifies the implementation and use by organizations, and extends and enables true communications interoperability between talk groups and locations.  When combined with ReadyOp, the two-way radio communications can be extended to authorized ReadyOp users using their laptops and cellphones.

The AudioMate 360r Radio Gateway connects to a compatible 2-way land mobile radio configured as a control station, acting as its microphone and speaker. The AM360r connects to a wide variety of radios, regardless of operating frequency, including Motorola, Kenwood, Icom, Tait, and others.  There are currently several thousand AudioMate gateways deployed throughout the United States and internationally.    The gateways are used in daily operations as well as in emergencies by law enforcement, fire rescue operations, hospitals, local and state government agencies, schools and universities and by private sector corporations.  More than 200 million radio transmissions have already been completed via the AudioMate gateways and their use continues to grow.

ReadyOp Communications

The Company is a licensed distributor of ReadyOp software, which is a simple, innovative tool for effectively planning, managing, communicating and directing activities within a single organization or in a unified command structure involving multiple organizations. ReadyOp is designed to handle fast-paced, demanding communications challenges of Incident Command Response, ReadyOp’s flexibility supports daily, exercise and response activities for a single organization as well as unified, multi-location agencies and operations.

ReadyOp is secure and scalable to any size organization to support daily operations as well as incidents and emergencies. With a simple user interface, ReadyOp provides a powerful tool for directing, supporting and communication with many people. The Company believes there is no other program that offers the flexibility for planning, command, control and communications directly with the people and agencies involved in special events, readiness exercises, incidents and emergencies.

Strategic Acquisitions

Our management team believes there are numerous opportunities for a new, properly capitalized public company to acquire private companies not only in our industry but in other industries where prospective companies would welcome the opportunity to benefit from being a part of a new public company.

Competition

The unified group communications industry is extremely competitive.  Over the past year, the number of companies entering our industry has increased dramatically.  Competitive pricing pressures can negatively impact profit margins, if any.  Competitors include Cisco Systems, Inc., Tyco Electronics Ltd., Catalyst Communications Technologies, Inc., Telex, Inc., Federal Signal Corporation and Mutuallink, Inc. as well as Twisted Pair Solutions, Inc. and its other resellers and licensees.

These and other potential competitors are generally large and well capitalized and have substantially more experience than we do in our industry.

We expect to face intense competition from traditional telephone companies, wireless companies, cable companies and alternative voice communication providers.  We may also face intense competition from cable companies which have added or are planning to add VoIP services to their existing product lines.

The traditional wireline and wireless telephone service providers and cable companies are substantially larger and better capitalized than we are and have the advantage of a large existing customer base.  Because substantially all of our prospective customers are already purchasing communications services from one or more of these providers, our success may be dependent upon, among other things, our ability to attract target customers away from their existing providers.  These potential competitors could focus their substantial financial resources to develop competing technology that may be more attractive to potential customers than what we offer.

Our competitors’ financial resources may allow them to offer services at prices below cost or without charge in order to maintain and gain market share or otherwise improve their competitive positions.  Our competitors also could use their greater financial resources to offer more attractive service packages that include on-site installation and more robust customer service.  In addition, because of the other services our competitors provide, they may choose to offer unified group communication services as part of a bundle that includes other products, such as VoIP telephone service, video, high speed Internet access and wireless telephone service, which we do not and cannot offer.  This bundle may enable our competitors to offer unified group communication service at price levels with which we may not be able to compete or to offer functionality that integrates that service with their other offerings, both of which may be more desirable to consumers.  Any of these competitive factors could make it difficult or impossible for us to attract and retain customers, cause us to lower our prices in order to compete and reduce our market share and revenues.

Employees

As of June 30, 2019, VoiceInterop has two employees, consisting of: Larry Reid as the Chief Executive Officer, Chief Financial Officer, Secretary and Director and James Concannon as the Director of Sales and Marketing. John Boteler, who serves as our Software Support and Engineering Director, is an independent contractor to the Company.

Property

VoiceInterop leases approximately 1,700 square feet for its principal office in Boca Raton, Florida, from an unaffiliated party at a monthly rental of approximately $3,630.  The current lease is dated December 1, 2018 and expires on November 30, 2021.  We believe that this space will be sufficient for our initial needs, although as funding and significant revenues become available, and VoiceInterop’s operations grow, we anticipate finding other office space as needed. We believe there is adequate office space available near our current location at comparable rates to our current space.

Legal Proceedings

VoiceInterop is not involved in any legal proceedings which management believes could have a material effect upon the financial condition of the VoiceInterop, nor are any such material legal proceedings anticipated.

MANAGEMENT

The following table sets forth information concerning individuals who will serve as our executive officers, directors and key personnel after the Spin-Off (ages as of April 1, 2019):

Name	Age	Position
Larry Reid	74	Chief Executive Officer, Chief Financial Officer, Secretary and Director
James Concannon	66	Director of Sales and Marketing
John Boteler	58	Software Support and Engineering Director
Ronald George	65	Director
Brian Neil	63	Director

Larry Reid has served as the President of VoiceInterop since its formation in November 2007.  He has served as the CEO and President of Cleartronic from 1999 to 2017 and as a director since 1999.  Mr. Reid is also a co-founder of VoiceInterop.  With over thirty years of executive management experience including sales and marketing, operations management, and financial management, from 2001 to 2005 Mr. Reid served as CFO and director of Connectivity, Inc., a manufacturer and distributor of emergency call boxes.  He was instrumental in Connectivity’s acquisition by CNE Group, Inc., and (an American Stock Exchange listed company) and served as Executive Vice President and Director of CNE Group from 2003 to 2005.  Mr. Reid has broad experience in venture start-ups, raising capital, building organizational synergies, creating and developing joint ventures and strategic partnerships, opening new markets, and driving key business initiatives.  Early in his professional career in corporate financial management, Mr. Reid was responsible for raising more than $5 million in start-up capital for Ocurest Laboratories, Inc., a company he co-founded to package and distribute over-the-counter eye drops in a new (-patented) eye drop dispenser.  He forged Ocurest’s successful IPO in 1996 and helped lead the company’s achieving an estimated 80% market penetration of optical supply retail outlets in the United States.

James Concannon has served as the Director of Sales and Marketing at VoiceInterop since November 2007.  He  has led the company’s sales initiatives from 2007 to the present with successful five and six figure deployments at major international airports, colleges, and fortune 500 companies in North America. The projects featured the VoiceInterop flagship patented AudioMate360 IP Radio-over-IP (RoIP) gateways and IP base communication software. Mr. Concannon’s involvement in these projects included sales consulting, project management, billing and post project customer relations. He developed a niche market within the airport industry that became the major source of company revenue with recurring engineering support contracts.

John Boteler has served as the Chief Technical Officer at VoiceInterop since November 2007.  Mr. Boteler has extensive experience in configuring and installing 2-way land-mobile radio systems in conjunction with RoIP (Radio-over-IP) systems, including radio systems from Motorola, Kenwood, Yaesu/Vertex, and Icom. He has been factory-trained by Twisted Pair Systems on the installation and configuration of WAVE. RoIP software. Responsible for major VoiceInterop WAVE installations at Dulles and Reagan Washington National Airports, Nova Southeastern University and others. Broad knowledge of land-mobile radio systems, telecommunications, CTI (computer-telephony integration), computer networking, serving as systems designer, systems integrator, systems administrator, and technical writer.

Ronald M. George has served as a Director for VoiceInterop, Inc. since April 1, 2019.  From 2003 to present Mr. George has served as an advisor to Highstreet Financial Group a diversified financial services company in Tampa, Florida. In addition, Mr. George served as a director of Khrysos Global from 2015 to 2018 and as President and CEO of BioProcessing Corp., a company which he formed in early 2018.  Prior thereto, Mr.  George was a professional derivatives trader for numerous hedge funds with his trading models earning “Top-5” status in Barclays Diversified Traders Index for three consecutive years (2006-2009).  Additionally, during his thirty-five-year career in the financial industry, George founded, owned and operated several different securities broker dealer firms, commodity trading advisory firms and futures introducing brokers.

Brian R. Neill has served as a director of the VoiceInterop since April 1, 2019.   Since 2017, Mr. Neill has served as the Director of Accounting at REMAX Gold, a real estate firm from April 2016 through the present date.  Prior thereto, he served as the Chief Financial Officer of Medical Connections Holdings, Inc., a medical staffing company from April 2008 through December 2012 and as a management consultant at ACM Capital Partners from February 2013 through September 2014.

Director Independence

It is anticipated that a majority of the members of our Board follow the Spin-Of will meet the criteria for independence as defined by the listing standards of the NASDAQ.  The independent directors are Ronald M. George and Brian R. Neill.

Board Composition

Our business and affairs are managed under the direction of our Board.  The Board consists of three members:  Larry Reid, Ronald George and Brian Neill.

Committee of the Board of Directors

Our Board has an audit committee, a compensation committee and a nominating and governance committee, each of which the composition and responsibilities described below.  Our board may also establish from time to time any other committees that it deems appropriate or desirable.  The composition of each committee will comply with Effective upon the completion of the Spin-Off, the Board will have the following committees, consisting of the Audit Committee, the Compensation Committee and the Nominating Committee, each of which will operate under a written charter.

Audit Committee

Our Audit Committee consists of Mr. Neill, who serves as our Chairman and Mr. George.  Both Mr. Neill and Mr. George are independent within the meaning of the applicable SEC rules and NASDAQ listing standards.  Mr. Neill is also an “audit committee financial expert” as defined in the rules and regulations of the SEC.  The audit committee has oversight responsibilities regarding matter including:

•	the integrity of our financial statements and our financial reporting and disclosure practices;

•	the soundness of our system of internal controls regarding finance and accounting compliance

•	the independent registered public accounting firm’s qualifications and independence;

•	the engagement of the independent registered public accounting firm;

•	the performance of our internal audit function and independent registered public accounting firm;

•	our compliance with legal and regulatory requirements in connection with the foregoing;

•	review of related-party transactions in accordance with our written policy as to such transactions (see “Related Party Transactions” on page 40); and

•	compliance with our Code of Conduct and Ethics.

We will rely on the phase-in-rules of the SEC and NASDAQ with respect to the independence of our audit committee.  These rules permit us to have an audit committee that has at least one member who is independent by the NASDAQ listing date, at least two members (a majority of whom are independent) within 90 days of the effectiveness of the registration statement of which this Prospectus forms a part, at least three members (all of whom are independent) within one year thereafter.

Our board has adopted a written chart for our audit committee, which will be available upon completion of this offering on our website.  This information on our website is not, and will not be deemed a part of this Prospectus.

Compensation Committee

Our compensation committee consists of Mr. George, who serves as the Chairman, and Mr. Neill.  We have determined that both Mr. George and Mr. Neill are independent within the meaning of the listing standards of NASDAQ. The compensation committee is authorized to assist the board in discharging the board’s responsibilities relating to matters including:

•

review and administration of compensation and benefit policies and programs designed to attract, motivate and retain personnel with the requisite skills and abilities to us to achieve superior operating results;

•

review and approval annually of goals and objectives relevant to compensation of our chief executive officer, including evaluating the performance of the chief executive officer in light of those goals and objectives and setting of our chief executive officer’s compensation based on such evaluation. Our compensation committee will have sole authority to determine such compensation;

•

establishment of the compensation of our other executives and the chairman of our board, and recommendation of the compensation of our non-employee directors for approval by majority vote of independent directors, and

•	issuance of an annual report on executive compensation for inclusion in our annual proxy statement, when required.

We will rely on the phase-in rules of the SEC and NASDAQ with respect to the independence of our compensation committee. These rules permit us to have a compensation committee that has at least one member who is independent by the later of the date this offering closes or five business days from the NASDAQ listing date, at least a majority of members who are independent within 90 days of the NASDAQ listing date and all independent members within one year of the NYSE listing date.

Our board has adopted a written charter for our compensation committee, which will be available upon completion of this offering on our website. The information on our website is not, and will not be deemed to be part of this Prospectus. To assist the compensation committee in discharging its responsibilities, the compensation committee may engage a compensation consulting firm or other advisors.

Nominating and governance committee

Our nominating and governance committee consists of: Mr.  Reid, who serves as Chairman, Mr. Neill and Mr. George.  We have determined that Mr. Neill and Mr. George are independent within the meaning of the listing standards of NYSE. The nominating and governance committee is authorized to:

•	recommend to the board nominees for election as directors and committee members;
•	develop and recommend to the board a set of corporate governance guidelines;
•	review candidates for nomination for election as directors submitted by directors, officers, employees and shareholders and establish procedures to be followed by shareholders in submitting nominees;
•	recommend to the board non-nomination or removal from the board or a board committee as appropriate;
•	review with the board the requisite skills and characteristics for continuation as board members, the selection of new board members and board composition; and
•

select, retain and evaluate any search firm with respect to the identification of candidates for nomination for election as directors. Our nominating and governance committee shall have the sole authority to approve any such firm’s fees and other retention terms.

We will rely on the phase-in rules of the SEC and NASDAQ with respect to the independence of our nominating and governance committee. These rules permit us to have a nominating and governance committee that has at least one member who is independent by the later of the date this offering closes or five business days from the NASDAQ listing date, at least a majority of members who are independent within 90 days of the NASDAQ listing date and all independent members within one year of the NASDAQ listing date.

The committee will assist the board in the selection of nominees for election as directors at each annual meeting of our shareholders and will establish policies and procedures regarding the consideration of director nominations from shareholders. Our board has adopted a written charter for our nominating and governance committee, which will be available upon completion of this offering on our website. The information on our website is not, and will not be deemed to be part of this Prospectus.

Corporate Governance

We have also adopted a Code of Conduct and Ethics and we intend to adopt other standard policies and procedures relating to matters such as corporate communications.

EXECUTIVE COMPENSATION

Executive Compensation

We currently operate as a wholly-owned subsidiary of Cleartronic.  Larry Reid, serves as the CFO of Cleartronic and the following compensation table sets forth information concerning compensation for services rendered by Mr. Reid to Cleartronic during the years ended September 30, 2018 and 2017.

Summary Compensation Table

Name and Principal Position	Year	Salary ($) (1)	Bonus ($)	Stock Awards ($)	Option Awards ($)(3)	Total ($) (4)

Larry Reid, CEO	2018	96,000	-	-	-	96,000
	2017	96,000				96.000

(1)  Mr. Reid has an employment agreement dated April 13, 2015 with Cleartronic, which provides for an annual salary of $96,000 per year.

During fiscal 2017 and 2018, we have determined that approximately 25% of Mr. Reid’s time was spent working on matters for VoiceInterop.  After the Spin-Off is completed, Mr. Reid will enter into a new employment agreement with VoiceInterop and his employment agreement with Cleartronic will be terminated.

Employment Agreement

Cleartronic, executed an Employment Agreement with Mr. Reid on April 13, 2015, which renews automatically on an annual basis unless Cleartronic gives Mr. Reid at least 30 days notice prior to the last day of the one year period (the ‘termination date”).  Mr. Reid receives an annual base salary of $8,000 per month.

Termination of the agreement can be made by either party without penalty upon 10 days written notice.

Unless Cleartronic shall have given Mr. Reid written notice at least 30 days prior to the Termination Date, the Agreement shall automatically renew and continue in effect for additional one-year periods (and all provisions of this anniversary from such original Termination Date shall thereafter be designated as the “Termination Date” for all purposes under the Agreement, provided, however, that we may, at our election at any time after the expiration of the initial term of the Agreement, give Mr. Reid notice of Termination, in which event he shall continue to receive, as severance pay, six months of his base salary, if any, or the amount due through the next “Termination Date”, whichever is less. Mr. Reid may terminate the Agreement without severance pay upon 10 days written notice to Cleartronic. Under the Agreement, Mr. Reid agreed that he shall carry out the strategic plans and policies as established by our business plan. Mr. Reid will advise us from time to time on organization, hiring, mergers, and execution of our business plan.

Mr. Reid is paid a base salary of $8,000 per month. In addition, In March 2015, Mr. Reid agreed to cancel 2,000,000,000 shares of Cleartronic common stock previously issued to him in exchange for the issuance of 200,000 shares of Series C Convertible Preferred stock..

Director Compensation

Following the Spin-Off, we intend on formalizing a policy on compensation for our non-employee directors.   We will not pay separate compensation for Board services to directors who are also employees of VoiceInterop.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Before the Spin-Off, Cleartronic owned 100% of our issued and outstanding common stock.  After the Spin-Off, Cleartronic will not own any of our common stock. The following table provides information with respect to the expected beneficial ownership of our common stock after giving effect to the Spin-Off by (i) each person or entity that we believe, based on the assumptions described below, will be a beneficial owner of more than 5% of our outstanding common stock following the Spin-Off, (ii) each person who will serve as a director following the Spin-Off and each named executive officer and (iii) all our  directors and executive officers following the Spin-Off as a group. Except as otherwise noted in the footnotes below, we based the share amounts on each person or entity’s beneficial ownership of Cleartronic common stock as of November 1, 2019, adjusted for the Spin-Off Ratio of 0.075 shares of our common stock for each share of Cleartronic common stock.

To the extent our directors and officers own Cleartronic common stock at the time of the Spin-Off, and subject to the terms of their waiver agreements, they will participate in the Spin-Off on the same terms as other holders of Cleartronic common stock.   Except as otherwise noted in the footnotes below, each person or entity identified below has sole voting and investment power with respect to such securities. Following the Spin-Off, approximately 18.3 million shares of our common stock will be issued and outstanding. The actual number of shares of our common stock outstanding following the Spin-Off will depend on the number of shares of Cleartronic common stock outstanding on the Record Date.

	POST SPIN-OFF:
	No. of Shares Post Spin-Off	Percent of Class
Directors of Cleartronic
Larry Reid (1)	540,319	2.94%
Ronald George	-	-
Brian Neill	-	-
Directors and executive officers as a group (3 persons)	540,319	2.94%
5% Shareholders
Michael Moore (2)	3,530,961	19.2%

_________

* Represents less than 1%.

(1) Includes 164,095 shares resulting from the distribution 437,586 shares of Convertible Preferred stock at a Spin-Off Ratio of 0.375.

(2) Includes 1,875,000 shares which are held by Collabria, LLC, an entity controlled by Mr. Moore

DESCRIPTION OF CAPITAL STOCK

CAPITAL STOCK

Our authorized capital stock currently consists of 100,000,000 shares of common stock and 20,000,000 shares of preferred stock.  As of September 30, 2019, there was 1,000 shares of our common stock outstanding held by Cleartronic, our sole shareholder. In connection with the Spin-off, effective as of November 7, 2019, we declared a 1 for 17,819,548 forward split. As of November 7, 2019, Cleartronic owns 17,819,548 shares of our common stock, which it will distribute to its shareholders in the Spin-Off Transaction.

Dividends. Subject to the rights of the holders of our preferred stock, holders of shares of our common stock are entitled to receive dividends that may be declared by our board of directors out of legally available funds.

Voting Rights. Except as otherwise required by law or as may be provided in the resolutions of the board of directors authorizing the issuance of any class or series of preferred stock, the holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of our shareholders and do not have cumulative voting rights. Holders of our common stock entitled to vote in any election of directors may elect by a plurality of the votes cast for nominees for election to our board of directors.

Liquidation Rights. Upon our liquidation, dissolution or winding-up, whether voluntary or involuntary, and after the holders of our preferred stock have been paid in full the amounts to which they are entitled, if any, the holders of our common stock are entitled to share ratably in all assets available for distribution after payment in full to our creditors and holders of our preferred stock, if any.

Other Provisions. The holders of our common stock are not entitled to preemptive or similar rights. The outstanding shares of our common stock are fully paid and non-assessable. The rights, preferences and privileges of holders of our common stock are subject to, and may be adversely affected by, the rights of holders of shares of any series of preferred stock that our board of directors may designate and we may issue in the future.

Preferred Stock

We are currently authorized to issue up to 20,000,000 shares of preferred stock, none of which are issued and outstanding. Our board of directors, in its sole discretion, may designate and issue one or more classes or series of preferred stock from our authorized and unissued shares of preferred stock. Subject to limitations imposed by law or our articles of incorporation, our board of directors is empowered to determine: (i) the voting rights, whether special or conditional, full or limited of each class or series of preferred stock, (ii) the designation of and the number of shares comprising the class or series of preferred stock,  (ii) the preferences and relative, participating, optional or other special rights, if any, and the qualifications, limitations or restrictions thereof, if any with respect to any class or series, (iv) the redemption prices and terms applicable, if any, to any class or series of preferred stock, (v) whether or not the shares of a class or series will be subject to a retirement or sinking fund and the terms applicable thereto, (vi) the dividend rights and dividend rate, if any, for any class or series of preferred stock, (vii) the amounts payable on the series upon our liquidation, dissolution or winding up, (viii) the terms and condition s of any conversion rights for the class or series of preferred stock, if any and (ix) the terms and conditions of any other special rights and protective provisions that the Board of Directors deems advisable.

Anti-Takeover Provisions

Our Amended and Restated Articles of Incorporation, our Amended and Restated Bylaws and Florida law contain provisions that may discourage, delay or prevent a merger, acquisition or other change in control. These provisions include those which permit our board of directors to establish the number of directors and fill any vacancies and newly created directorships and specify advance notice procedures that must be complied with by shareholders in order to make shareholder proposals or nominate directors.

In addition, the authorized but unissued shares of our common stock and preferred stock are available for future issuance without shareholder approval, subject to any limitations imposed by the listing standards of the NASDAQ. These additional shares may be used for a variety of corporate finance transactions, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock and preferred stock (and our board of directors’ authority to establish the rights, preferences and limitation of the preferred stock, as described above) could make more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

As a Florida corporation, we are also subject to the provisions of the FBCA, including those limiting the voting rights of “control shares.” Under the FBCA, subject to certain exceptions, including mergers and acquisitions effected in accordance with the FBCA, the holder of  “control shares” of a Florida corporation that has (i) 100 or more shareholders, (ii) its principal place of business, its principal office or substantial assets in Florida and (iii) either more than 10% of its shareholders residing in Florida, more than 10% of its shares owned by Florida residents or 1,000 shareholders residing in Florida, will not have the right to vote those shares unless the acquisition of the shares was approved by a majority of each class of voting securities of the corporation, excluding those shares held by interested persons. “Control shares” are defined in the FBCA as shares acquired by a person, either directly or indirectly, that when added to all other shares of the issuing corporation owned by that person, would entitle that person to exercise, either directly or indirectly, voting power within any of the following ranges: (i) 20% or more but less than 33% of all voting power of the corporation’s voting securities; (ii) 33% or more but less than a majority of all voting power of the corporation’s voting securities; or (iii) a majority or more of all of the voting power of the corporation’s voting securities.

Indemnification

Section 607.0850 of the FBCA and our Amended and Restated Bylaws provide for the indemnification of each of our directors and officers against claims, liabilities, amounts paid in settlement and expenses if such director or officer is or was a party to any proceeding by reason of the fact that such person is or was our director or officer or is or was serving as a director or officer of another corporation, partnership, joint venture, trust or other enterprise at our request, which may include liabilities under the Securities Act. In addition, we carry insurance permitted by the laws of the State of Florida on behalf of directors, officers, employees or agents which covers alleged or actual error or omission, misstatement, misleading misstatement, neglect or breach of fiduciary duty while acting solely as a director or officer of our VoiceInterop, which acts may also include liabilities under the Securities Act.

To the extent our directors and officers are indemnified against liabilities arising under the Securities Act, whether under the provisions contained in our Amended and Restated Articles of Incorporation or our Amended and Restated Bylaws or pursuant to Florida law or other contractual arrangements providing for indemnification which we may enter into from time to time, we have been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The Boards of Directors of VoiceInterop and Cleartronic have each separately adopted a written Related Party Transaction Policy for the review, approval and ratification of transactions involving the related parties of VoiceInterop and Cleartronic, respectively. In each case, related parties are directors and nominees for director, executive officers and immediate family members of the foregoing, as well as security holders known to beneficially own more than five percent of our common stock. The policy covers any transaction, arrangement or relationship, or series of transactions, arrangements or relationships, in which Cleartronic and/or VoiceInterop was, is or will be a participant and the amount exceeds $120,000, and in which a related party has any direct or indirect interest. The policy is administered by the appropriate board acting as a committee of the whole.

In determining whether to approve or ratify a related party transaction, the appropriate board will consider whether or not the transaction is in, or not inconsistent with, the best interests of the appropriate company. In making this determination, the appropriate board is required to consider all of the relevant facts and circumstances in light of the following factors and any other factors to the extent deemed pertinent by the committee:

•  whether the terms of the Related Party Transaction are fair to the company and on the same basis as would apply if the transaction did not involve a Related Party;

•  whether there are business reasons for the company to enter into the Related Party Transaction;

•  whether the Related Party Transaction would impair the independence of an outside director, if applicable; and

•   whether the Related Party Transaction would present an improper conflict of interests for any director or executive officer of the company, taking into account the size of the transaction, the overall financial position of the director, executive officer or Related Party, the direct or indirect nature of the director's, executive officer's or Related Party's interest in the transaction and the ongoing nature of any proposed relationship, and any other factors the board deems relevant.

The policy contains standing pre-approvals for certain types of transactions which, even though they may fall within the definition of a related party transaction, are deemed to be pre-approved by VoiceInterop and/or Cleartronic given their nature, size and/or degree of significance to the appropriate company.

In the event VoiceInterop and/or Cleartronic inadvertently enters into a related party transaction that requires, but has not received, pre-approval under the policy, the transaction will be presented to the appropriate board for review and ratification promptly upon discovery. In such event, the committee will consider whether such transaction should be rescinded or modified and whether any changes in our controls and procedures or other actions are needed.

For a discussion of the potential conflicts of interest between VoiceInterop and Cleartronic, see “Relationship between VoiceInterop and Cleartronic Following the Spin-Off.”

VoiceInterop believes that any past transactions with its affiliates have been at prices and on terms no less favorable to us than transactions with independent third parties. We may enter into transactions with its affiliates in the future. We intend to continue to enter into such transactions only at prices and on terms no less favorable to us than transactions with independent third parties. In this context, we will require any director or officer who has a pecuniary interest in a matter being considered to excuse him or herself from any negotiations.

VOICEINTEROP’S RELATIONSHIP WITH CLEARTRONIC FOLLOWING THE SPIN-OFF

The specific terms and conditions of the Spin-Off are governed by an Agreement and Plan of Distribution between VoiceInterop and Cleartronic.  The material terms of the respective Agreement are described below. Copies of such Agreement have been filed as Exhibits to the Registration Statement of which this Prospectus forms a part, and the summaries of these documents that follow are qualified in their entirety by reference to the full text of these documents which are incorporated by reference into this Prospectus.

Agreement between Cleartronic and VoiceInterop Relating to the Spin-Off

The specific terms and conditions of the Spin-Off are governed by a Separation Agreement between VoiceInterop and Cleartronic.

The material terms of the Separation Agreement are described below. Copies of the Separation Agreement has been filed as an Exhibit to the Registration Statement of which this Prospectus forms a part, and the summaries of the Separation Agreement that follows is qualified in their entirety by reference to the full text of this document which are incorporated by reference into this Prospectus.

Separation Agreement

The Separation Agreement sets forth the agreements between Cleartronic and the VoiceInterop with respect to the principal corporate transactions required to effect the Spin-Off, and a number of other agreements governing the relationship between Cleartronic and us following the Spin-Off. The Separation Agreement also provides for a series of preliminary restructuring transactions to effect the transfer to VoiceInterop of all of the assets and liabilities relating to its business.  VoiceInterop expects to finalize the transfers called for under the Separation Agreement before the effectiveness of the Spin-Off. However, VoiceInterop will only complete the Spin-Off if specified conditions are met. These conditions include:

• The transfer to VoiceInterop of all of the assets and liabilities attributable to its business;

• The SEC declaring effective the Form S-1 Registration Statement of which this Prospectus forms a part;

• Receipt of material consents and approvals; and

• The absence of any injunction or similar order preventing the consummation of the Spin-Off.

Even if these conditions are satisfied, other events or circumstances, including litigation, could occur that could affect the timing or terms of the Spin-Off or VoiceInterop's ability or plans to complete the Spin-Off.  As a result of any such events or circumstances, the Spin-Off may not occur and, if it does occur, it may not occur on the terms or in the manner described, or in the time frame contemplated.

The Separation:

Pursuant to the separation agreement, Cleartronic will transfer, or cause its other subsidiaries to transfer, to VoiceInterop:

• All assets of VoiceInterop attributable to its business;

• All other assets of VoiceInterop reflected in the most recent balance sheet of Cleartronic;

• Contracts that relate to the business of VoiceInterop; and

• Other specified assets.

VoiceInterop will also agree to assume, fulfill and/or indemnify Cleartronic for:

• All liabilities of VoiceInterop to the extent arising out of relating to or resulting from the operations of Cleartronic's business, including its contracts and assets;

• Any liabilities arising out of, relating to or resulting from, a specified list of litigation (none of which is anticipated);

• Specified liabilities resulting from the Spin-Off;

• Obligations and commitments under specified contracts; and

• Other specified liabilities.

In addition, the separation agreement also includes operating principles that will govern Cleartronic and the VoiceInterop's conduct concerning, and use of, specified instruments and other technologies currently utilized by one or both of Cleartronic and VoiceInterop.

LEGAL MATTERS

Fox Rothschild LLP will render a legal opinion as to the validity of the shares of the common stock to be registered hereby.

SHARES ELIGIBLE FOR FUTURE SALE

There is not currently any market for our common stock. We cannot predict the effect, if any, that market sales of shares of our common stock or the availability of shares of our common stock for sale will have on the market price of our common stock prevailing from time to time. Sales of substantial amounts of our common stock, including shares issued upon exercise of outstanding warrants, in the public market after this offering, could adversely affect market prices prevailing from time to time and could impair our ability to raise capital through the sale of our equity securities.

Spin-Off Shares

An aggregate of 18,469,748 shares will have been registered and distributed pursuant to the Prospectus (the Spin-Off Shares) and will be tradable in accordance with exemptions from registration under the Securities Act, except that any shares acquired by our affiliates, as that term is defined in Rule 144 under the Securities Act, may only be sold in compliance with the limitations described below. Following the Distribution, our CEO and director will hold a total of approximately 540,319 shares, or approximately 2.94% of the common stock outstanding as of the date of this Prospectus.  Sale limitations under Rule 144 for affiliates include the requirement for current public information about the VoiceInterop; selling the shares pursuant to broker transactions; and limitations on the number of shares sold within a three-month period. Restricted shares may be sold in the public market only if registered or if they qualify for an exemption from registration promulgated under the Securities Act. Subject to the provisions of Rule 144, all of the outstanding shares of common stock that are currently restricted will be available for sale in the public market over the next six months under Rule 144.

In general, under Rule 144 as currently in effect, a person, or group of persons whose shares are required to be aggregated, who is deemed to have been an affiliate at any time during the three months preceding a sale, who has beneficially owned shares that are restricted securities as defined in Rule 144 for at least six months is entitled to sell, within any three-month period commencing 90 days after the date of this Prospectus, a number of shares that does not exceed 1% of the then outstanding shares of our common stock, which will be approximately 183,474 shares.

In addition, a person who is not deemed to have been one of our affiliates at any time during the 90 days preceding a sale and who has beneficially owned shares of our common stock for at least six months, including the holding period of any prior owner, except if the prior owner was one of our affiliates, would be entitled to sell all of their shares, provided the availability of current public information about our company. To the extent that shares were acquired from one of our affiliates, a person's holding period for the purpose of effecting a sale under Rule 144 would commence on the date the shares were acquired from the affiliate.

EXPERTS

The financial statements of VoiceInterop, Inc. at September 30, 2018 and 2017, have been audited, by Liggett & Webb P.A., an independent registered public accounting firm, as set forth in their report thereon appearing elsewhere in this Prospectus and are included in reliance upon such report given on the authority of such firm as an expert in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 with respect to this offering of our common stock.  This Prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement, some items of which are contained in exhibits or schedules to the registration statement as permitted by the rules and regulations of the SEC. Statements contained in this Prospectus as to the contents of any contract, agreement or other document are summaries of the material terms of that contract, agreement or other document.  With respect to each of these contracts, agreements or other documents filed as an exhibit to the registration statement, reference is made to the exhibits for a complete description of the matter involved.  Each of these statements is qualified in all respected by this reference.  A copy of the registration statement, and the exhibits and schedules thereto, may be inspected without charge at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549.  Copies of these materials may be obtained by writing to and paying a fee to the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549.  Please call the SEC at 1-800-SEC-0330 for further information on the operation of the SEC’s public reference facilities.  The SEC maintains a website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC.  The address of the SEC’s website is http://www.sec.gov.You may access the registration statement of which this Prospectus is a part at the SEC’s website.  Upon completion of this offering, we will be subject to the information reporting requirements of the Securities Exchange Act of 1934, and we will file reports, proxy statements and other information with the SEC.

We intend to file periodic reports and other information with the SEC.  Such periodic reports and other information are available for inspection and copying at the public reference room and website of the SEC referred to above.  We maintain a website at http://www.voiceinterop.com .  You may access our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act with the SEC free of charge at our website as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC.  The information and other content contained on our website are not part of the Prospectus.

DEALER PROSPECTUS DELIVERY OBLIGATION

All dealers that effect transactions in these securities whether or not participating in this offering may be required to deliver a Prospectus. This is in addition to the dealers’ obligation to deliver a Prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

We have expended, or will expend fees in relation to this registration statement as detailed below:

Expenditure Item	Amount
Attorney Fees (estimated)	$50,000
Audit Fees (estimated)	$25,000
Transfer Agent Fees	$5,000
SEC Registration and Blue Sky Registration fees (estimated)	$15,000
Printing Costs and Miscellaneous Expenses (estimated)	$10,000
Total	$105,000

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

Our officers and directors are indemnified as provided by the Florida Revised Business Corporation Act (“FBCA”) and in our bylaws. Under the FBCA, director immunity from liability to the company or its shareholders for monetary liabilities applies automatically unless it is specifically limited by a company’s Articles of Incorporation. Our Articles of Incorporation do not specifically limit the directors’ immunity. Excepted from that immunity are: (a) a willful failure to deal fairly with us or our shareholders in connection with a matter in which the director has a material conflict of interest; (b) a violation of criminal law, unless the director had reasonable cause to believe that his or her conduct was lawful or no reasonable cause to believe that his or her conduct was unlawful; (c) a transaction from which the director derived an improper personal profit; and (d) willful misconduct.

Our bylaws provide that we will indemnify the directors to the fullest extent not prohibited by Florida law; provided, however, that we may modify the extent of such indemnification by individual contracts with the directors and officers; and, provided, further, that we shall not be required to indemnify any director or officer in connection with any proceeding, or part thereof, initiated by such person unless such indemnification: (a) is expressly required to be made by law, (b) the proceeding was authorized by the board of directors, (c) is provided by us, in sole discretion, pursuant to the powers vested under Florida law or (d) is required to be made pursuant to the bylaws.

Our bylaws provide that we will advance to any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director or officer of us, or is or was serving at the request of us as a director or executive officer of another company, partnership, joint venture, trust or other enterprise, prior to the final disposition of the proceeding, promptly following request therefore, all expenses incurred by any director or officer in connection with such proceeding upon receipt of an undertaking by or on behalf of such person to repay said amounts if it should be determined ultimately that such person is not entitled to be indemnified under the bylaws or otherwise.

Our bylaws provide that no advance shall be made by us to an officer except by reason of the fact that such officer is or was our director in which event this paragraph shall not apply, in any action, suit or proceeding, whether civil, criminal, administrative or investigative, if a determination is reasonably and promptly made: (a) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to the proceeding, or (b) if such quorum is not obtainable, or, even if obtainable, a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, that the facts known to the decision-making party at the time such determination is made demonstrate clearly and convincingly that such person acted in bad faith or in a manner that such person did not believe to be in or not opposed to the best interests of us .

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

During the three years preceding the filing of this registration statement, we issued and sold the following securities that were not registered under the Securities Act:

In April 2018, we committed to sell to 5 accredited investors 600,000 shares of our common stock at prices between $0.06 and $0.166 per share, to be paid in cash, subject to the effectiveness of our registration statement.

In April 2019, we agreed to issue 6 million shares of our common stock to Larry Reid, our CEO, subject to the effectiveness of this registration statement.  In July 2019, Larry Reid requested that we cancel the issuance of 6 million shares of our common stock to him.

In May 2019, we agreed to issue an aggregate of 50,000 shares of our common stock to Thomas Mahoney for service rendered to the Company, subject to the effectiveness of the registration statement.

All of these proposed issuances will be deemed to be exempt from registration under the Securities Act in reliance on Section 4(a)(2) of the Securities Act, as a transaction by an issuer not involving a public offering.  The purchasers of securities in each of these transactions represented their intention to acquire the securities for investment only and not with a view to offer or sell, in connection with any distribution of the securities, and appropriate legends were affixed to the share certificates and instruments issued in such transactions.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

Exhibits required by Item 601 of Regulation S-K

The following exhibits are filed with this registration statement:

Exhibit No.	Description
2.1	Form of Separation Agreement between VoiceInterop, Inc. and Cleartronic(1)
3.1	Amended and Restated Articles of Incorporation of VoiceInterop, Inc.(1)
3.2	Amended and Restated Bylaws(1)
5.1	Legal Opinion of Fox Rothschild LLP+
10.1	Employment Agreement between Cleartronic, Inc. and Larry Reid (1)
10.2	Waiver Agreement dated September 18, 2018 between the Company and Richard Martin(1)
10.3	Waiver Agreement dated September 18, 2018 between the Company and Mark Moore(1)
10.4	Waiver Agreement dated September 18, 2018 between the Company and Larry Reid(1)
10.5	Investor Relations Agreement dated May 30, 2019 between the Company and Thomas Mahoney(2)
10.6	Subscription Agreement dated March 7, 2018 between the Company and Carl Feuerstein (3)
10.7	Subscription Agreement dated March 7, 2018 between the Company and Janet Mortensen (3)
10.8	Subscription Agreement dated March 7, 2018 between the Company and Harry Schloss(3)
10.9	Subscription Agreement dated April 24, 2018 between the Company and Frank Vicino, Jr.(3)
10.10	Subscription Agreement dated April 24, 2018 between the Company and Frank Vicino, Sr.(3)
10.11	Notice of Conversion dated September 20, 2018- Richard J. Martin +
10.12	Asset Purchase Agreement dated October 22, 2019 between Cleartronic, Inc and Collabri, LLC. +
14.1	Code of Ethics(1)
23.1	Consent of Fox Rothschild LLP (contained in Exhibit 5.1)+
23.2	Consent of Liggett & Webb, P.A.+
101	XBRL Interactive Data Tables+

(1) Previously Filed on FORM S-1 on May 13, 2019

(2) Previously Filed on FORM S-1/A (Amendment No.1) on July 15, 2019

(3) Previously Filed on FORM S-1/A (Amendment No.2) on August 08, 2019

+ Filed hereby with this Registration Statement

Index to Financial Statements:

Financial Statements	Description
F-1	Report of Independent Registered Public Accounting Firm

F-2	Balance Sheets at September 30, 2018 and 2017

F-3	Statement of Operations for the years ended September 30, 2018 and 2017

F-4	Statement of Stockholder’s Deficit for the years ended September 30, 2018 and 2017

F-5	Statement of Cash Flows for the years ended September 30, 2018 and 2017

F-6	Notes to Financial Statements

F-12	Condensed Balance Sheets at June 30, 2019 (unaudited) and September 30, 2018

F-13	Condensed Statement of Operations for the three and nine-month periods ended June 30, 2019 and 2018 (unaudited)

F-14	Condensed Statement of Cash Flows for the nine-month periods ended June 30, 2019 and 2018 (unaudited)

F-15	Condensed Statement of Stockholder’s Deficit for the three and nine months ended June 30, 2019 and 2018 (unaudited)

F-16	Notes to Condensed Financial Statements (unaudited)

Item 17. UNDERTAKINGS

a) The undersigned registrant hereby undertakes:

(a)(1) The undersigned registrant hereby undertakes to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) To include any Prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) To reflect in the Prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of Prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) The undersigned registrant hereby undertakes that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) The undersigned registrant hereby undertakes to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 3 to its Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Boca Raton, State of Florida, on the 8th of November 2019.

VoiceInterop, Inc.

By: /s/Larry Reid

Name: Larry Reid

Title: President and Chief Executive Officer,

Chief Financial Officer, Secretary and Director

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 3 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Larry M. Reid
Larry M. Reid	Chief Executive Officer, President, Chief Financial Officer, Secretary and Director (Principal Executive Officer and Principal Financial and Accounting Officer)	November 8 , 2019

/s/ Ronald M. George
Ronald M. George	Member of the Board of Directors	November 8, 2019

/s/ Brian R. Neill
Brian R. Neill	Member of the Board of Directors	November 8, 2019

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors of:

Voiceinterop, Inc.

Opinion on the Financial Statements

We have audited the accompanying  balance sheets of Voiceinterop, Inc. (the “Company”) as of September 30, 2018 and 2017, the related  statements of operations, changes in stockholders’ deficit  and cash flows for each of the two years in the period ended September 30, 2018 and the related notes (collectively referred to as the “ financial statements”).  In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of September 30, 2018 and 2017, and the results of its operations and its cash flows for the years ended September 30, 2018 and 2017, in conformity with accounting principles generally accepted in the United States of America.

Explanatory Paragraph – Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern.  As discussed in Note 3 to the financial statements, the Company has recurring losses, a working capital deficit and an accumulated deficit. These factors raise substantial doubt about the Company's ability to continue as a going concern.  Management’s plans in regard to these matters are described in Note 3.  The financial statements do not include any adjustments that might result from the outcome of this uncertainty

Basis for Opinion

These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on the Company’s financial statements based on our audits.  We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB.  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal controls over financial reporting.  Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks.  Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.  Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/s/ Liggett & Webb, P.A.

LIGGETT & WEBB, P.A.

Certified Public Accountants

We have served as the Company’s auditor since 2016

Boynton Beach, Florida

May 1, 2019

VOICEINTEROP, INC.
BALANCE SHEETS
SEPTEMBER 30, 2018 AND 2017

ASSETS

	2018	2017
Current assets:
Cash	$ 285	$ 18,434
Total assets	$ 285	$ 18,434

LIABILITIES AND STOCKHOLDERS' DEFICIT

Current liabilities:
Accounts payable and accrued expenses	$ 10,086	$ 2,074
Deferred revenue, current portion	28,720	22,058
Due to unrelated parties	68,000	-
Total current liabilities	106,806	24,132

Long Term Liabilities
Deferred revenue, net of current portion	-	7,434
Total long term liabilities	-	7,434
Total liabilities	106,806	31,566

Stockholders' deficit:
Preferred Stock -$.001 par par value; 20,000,000 shares authorized, none issued and outstanding, respectively	-	-
Common stock - $.001 par value; 100,000,000 shares authorized,	1	1
1,000 and 1,000 shares issued and outstanding, respectively
Contributions from Cleartronic, Inc.	24,996	44,541
Accumulated deficit	(131,518)	(57,674)

Total stockholders' deficit	(106,521)	(13,132)

Total liabilities and stockholders' deficit	$ 285	$ 18,434

The accompanying notes are an integral part of these financial statements

VOICEINTEROP, INC.
STATEMENT OF OPERATIONS
FOR THE YEARS ENDED SEPTEMBER 30, 2018 AND 2017

	2018	2017

Revenue	$ 191,635	$ 179,377

Cost of revenue	80,604	90,102

Gross profit	111,031	89,275

Operating expenses:
Selling expenses	28,300	19,368
Administrative expenses	64,200	76,310
Acquisition costs	95,817	-
Total operating expenses	188,317	95,678

Loss from operations	(77,286)	(6,403)

Other income
Other income	3,442	830
Total Other Income	3,442	830

Loss Before Income Taxes	(73,844)	(5,573)

Provision for income taxes	-	-

Net loss	$ (73,844)	$ (5,573)

Net loss per common share - basic and diluted	$ (73.84)	$ (5.57)

Weighted average number of shares outstanding
- basic and diluted	1,000	1,000

The accompanying notes are an integral part of these financial statements

VOICEINTEROP, INC.
STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED SEPTEMBER 30, 2018 AND 2017

	2018	2017

Net Loss	$ (73,844)	$ (5,573)
Adjustments to reconcile net loss to net cash used in
operating activities:
Increase (decrease) in liabilities:
Accounts payable and accrued expenses	8,012	(8,957)
Deferred revenue	(772)	(12,122)
Net cash used in operating activities	(66,604)	(26,652)

Cash Flows From Financing Activities
Due to unrelated parties	68,000	-
Contributions from Cleartronic, Inc.	(19,545)	44,541
Net cash provided by financing activities	48,455	44,541

Net Increase (Decrease) in cash	(18,149)	17,889

Cash - Beginning of year	18,434	545

Cash - End of year	$ 285	$ 18,434

Supplemental cash flow information:
Cash paid for interest	$ -	$ -
Cash paid for taxes	$ -	$ -

The accompanying notes are an integral part of these financial statements

VOICEINTEROP, INC.
STATEMENTS OF CHANGES IN STOCKHOLDERS' DEFICIT
FOR THE YEARS ENDED SEPTEMBER 30, 2018 AND 2017

			Additional		Total
	Common Stock		paid-in	Accumulated	stockholders'
	Shares	Amount	capital	deficit	deficit

BALANCE AT SEPTEMBER 30, 2016	1,000	$ 1	$ -	$ (52,101)	$ (52,100)
Contributions from Cleartronic, Inc.	-	-	44,541	-	44,541
Net loss for the year ended September 30, 2017	-	-	-	(5,573)	(5,573)
BALANCE AT SEPTEMBER 30, 2017	1,000	1	44,541	(57,674)	(13,132)
Contributions to Cleartronic, Inc.	-	-	(19,545)	-	(19,545)
Net loss for the year ended September 30, 2018	-	-	-	(73,844)	(73,844)
BALANCE AT SEPTEMBER 30, 2018	1,000	$ 1	$ 24,996	$ (131,518)	$ (106,521)

The accompanying notes are an integral part of these financial statements

VOICEINTEROP, INC.

Notes to Financial Statements

September 30, 2018

NOTE 1 - ORGANIZATION, AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION

The accompanying financial statements include the historical accounts of VoiceInterop, Inc. (“VoiceInterop”), a wholly-owned subsidiary of Cleartronic, Inc. (“Cleartronic” or “Parent”). VoiceInterop, Inc. (the “Company”) was incorporated in the state of Florida on November 15, 2007.

On March 21, 2018, the Board of Directors approved plans for the complete legal and structural separation of VoiceInterop from Cleartronic (the “Spin-Off”). The Spin-Off is expected to be executed by a special dividend distribution to holders off Cleartronic’s common stock and holders of Cleartronic’s Series C and D Convertible Preferred stock. Cleartronic common stock shareholders will receive .075 shares of VoiceInterop common stock for each one (1) share of Cleartronic common stock held. Cleartronic Series C and D Preferred shareholders will receive .375 shares of VoiceInterop common stock for each one (1) share of Series C or D Preferred share held. Any fractional shares will be rounded up. Following the Spin-Off, Cleartronic will not own any equity interest in us, and we will operate independently from Cleartronic.

The Company, designs, builds and installs unified group communication solutions, including unique hardware and customized software under the tradename “CommandPhone”, for public and private enterprises and markets those services and products under the VoiceInterop brand name. The Company also provides support for these communication installations under a Support Agreement with the customer. These agreements range from one to five years. The Company also sells IP Gateways for Land Mobile Radio installations under the tradename VoiceInterop. The gateway is manufactured by Cleartronic, Inc.

BASIS OF PRESENTATION

The accompanying  financial statements have been prepared on a stand-alone basis and are derived from the consolidated financial statements and accounting records of Cleartronic, Inc. Our financial statements reflect our financial position, results of operations and cash flows as we were historically managed, in conformity with accounting principles generally accepted in the United States (U.S. GAAP).

VoiceInterop has historically operated as a part of Cleartronic and not as a stand-alone company.  The  financial statements have been derived from Cleartronic’s historical accounting records and are presented on a stand-alone basis.  The accompanying  financial statements include the assets, liabilities, revenue, and expenses that are directly attributable to VoiceInterop.  In addition, certain costs related to VoiceInterop as well as allocations deemed reasonable by management have been included to present the financial position, results of operations, changes in equity and cash flows of VoiceInterop on a stand-alone basis.  The allocation methodologies have been described within the notes to the  financial statements where appropriate. These allocated costs are primarily related to corporate administrative expenses, including administrative and technical employee related costs including benefits for corporate and shared employees, and fees for other corporate and support services.  Income taxes have been accounted for in these financial statements as described in “Income Taxes” section.

The financial statements included herein may not necessarily reflect the financial position, results of operations, changes in equity and cash flows of VoiceInterop in the future or what they have been had VoiceInterop been a separate, stand-alone entity during the periods presented.

USE OF ESTIMATES

In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheet and operations for the reporting period. Although these estimates are based on management’s knowledge of current events and actions it may undertake in the future, they may ultimately differ from actual results. Significant estimates include the assumption used in valuation of allowance for doubtful accounts and deferred tax assets.

CASH AND CASH EQUIVALENTS

For financial statement purposes, the Company considers all highly liquid investments purchased with original maturities of three months or less to be cash equivalents. The Company did not own any cash equivalents at September 30, 2018 and September 30, 2017.

ACCOUNTS RECEIVABLE

The Company provides an allowance for uncollectible accounts based upon a periodic review and analysis of outstanding accounts receivable balances. Uncollectible receivables are charged to the allowance when deemed uncollectible. Recoveries of accounts previously written off are used to credit the allowance account in the periods in which the recoveries are made.

CONCENTRATION OF CREDIT RISK

The Company currently maintains cash balances at one FDIC-insured banking institution. Deposits held in noninterest-bearing transaction accounts are insured up to a maximum of $250,000 at all FDIC-insured institutions. At September 30, 2018 and September 30, 2017, the Company had no cash balances above the FDIC-insured limit, respectively.

REVENUE RECOGNITION AND DEFERRED REVENUES

Unified group communication solutions consist of three elements to be provided to customers: software licenses developed by the Company, equipment purchased from third-party vendors, and proprietary hardware that is manufactured on contract to required specifications and installation and integration of the hardware and software into the cohesive communication source.

The Company's revenue recognition policies are in accordance with Accounting Standards Codification 605-10 “Revenue Recognition” (ASC 605-10). Revenue is recognized when persuasive evidence of an arrangement exists, delivery has occurred or services have been rendered, the contract price is fixed or determinable, and collectability is reasonably assured. No right of return privileges are granted to customers after shipment. The Company recognizes revenue for the elements separately as the sales of the equipment and software, installation and integration, and support services represent separate earnings processes that are generally specified under separate agreements.

Revenue from the resale of equipment utilized in unified group communication solutions is recognized when shipped. For software licenses, the Company does not provide any services that are considered essential to the functionality of the software, and therefore revenue is recognized upon delivery of the software, provided (1) there is evidence of an arrangement, (2) collection of the fee is considered probable and (3) the fee is fixed and determinable.

The Company also provides support to customers under separate contracts varying from one to five years. The Company’s obligations under its service contracts vary by the length of the contract. In all cases the Company is the primary obligor to provide first level support to the client. If the contract has less than one year of service and support remaining on the contract, it is classified as a current liability; if longer, it is classified as a non-current liability.

Installation and integration services are recognized upon completion.

EARNINGS (LOSS) PER SHARE

In accordance with accounting guidance now codified as FASB ASC 260 “Earning per Share”, basic (loss) per common share is calculated using the weighted average number of shares outstanding during the periods reported. Diluted earnings per share include the weighted average effect of all dilutive securities outstanding during the periods presented. Diluted per share loss is the same as basic per share loss when there is a loss from continuing operations.

FAIR VALUE OF FINANCIAL INSTRUMENTS

The Company adopted ASC topic 820, “Fair Value Measurements and Disclosures” (ASC 820), “Fair Value Measurements,” effective January 1, 2009. ASC 820 defines “fair value” as the price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date.

ASC 820 also describes three levels of inputs that may be used to measure fair value:

•	Level 1: Observable inputs that reflect unadjusted quoted prices for identical assets or liabilities traded in active markets.

•	Level 2: Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly.

•	Level 3: Inputs that are generally unobservable. These inputs may be used with internally developed methodologies that result in management’s best estimate of fair value.

Financial instruments consist principally of cash, accounts payable, accrued expenses and deferred revenue. The carrying amounts of such financial instruments in the accompanying balance sheet approximate their fair values due to their relatively short-term nature. The fair value of long-term debt is based on current rates at which the Company could borrow funds with similar remaining maturities. The carrying amounts approximate fair value. It is management’s opinion that the Company is not exposed to any significant currency or credit risks arising from these financial instruments.

INVENTORY

The Company maintains no inventory. All hardware items are purchased on an as needed basis from third party vendors.

PROPERTY AND EQUIPMENT

Property and equipment are recorded at cost. For financial statement purposes depreciation of property and equipment is computed using the straight-line method over the estimated useful lives of the asset.

Expenditures for replacements, maintenance and repairs that do not extend the lives of the respective assets are charged to expense as incurred. When assets are retired, sold or otherwise disposed of, their costs and related accumulated depreciation are removed from the accounts and resulting gains or losses are recognized.

As of September 30, 2018, and September 30, 2017 all property and equipment had been fully depreciated.

INCOME TAXES

The Company accounts for income taxes in accordance with accounting guidance now codified as FASB ASC Topic 740, “Income Taxes,” which requires that the Company recognizes income taxes using the asset and liability method. Under the asset and liability method, deferred tax assets and liabilities are recorded for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases.

Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect of a tax rate change on deferred tax assets and liabilities is recognized in income in the period that includes the enactment date. The Company records valuation allowance to reduce net deferred tax assets to the amount considered more likely than not to be realized. Changes in estimates of future taxable income can materially change the amount of such valuation allowances.

The Company is required to recognize measure, classify, and disclose in the financial statements uncertain tax positions taken or expected to be taken in the Company’s tax returns. Management has determined that the Company does not have any uncertain tax positions and associated unrecognized benefits that materially impact the financial statements or related disclosures. Since tax matters are subject to some degree of uncertainty, there can be no assurance that the Company’s tax returns will not be challenged by the taxing authorities and that the Company will not be subject to additional tax penalties, and interest because of such challenge. The federal and state income tax returns of the Company for the years ended September 30, 2017, 2016 and 2015 are subject to examination by the IRS and state taxing authorities generally for three years after they were filed. There are no tax examinations currently in process. The Company’s tax returns were filed as consolidated returns were filed as consolidated returns with Cleartronic, Inc. for the years ended September 30, 2017, 2016 and 2015.

NOTE 2 - RECENT ACCOUNTING PRONOUNCEMENTS

In February 2016, the FASB issued ASU 2016-02, Leases, which will amend current lease accounting to require lessees to recognize (i) a lease liability, which is a lessee’s obligation to make lease payments arising from a lease, measured on a discounted basis, and (ii) a right-of-use asset, which is an asset that represents the lessee’s right to use, or control the use of, a specified asset for the lease term. ASU 2016-02 does not significantly change lease accounting requirements applicable to lessors; however, certain changes were made to align, where necessary, lessor accounting with the lessee accounting model. This standard will be effective for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years. We are currently reviewing the provisions of this ASU to determine if there will be any impact on our results of operations, cash flows or financial condition.

In April 2016, the FASB issued ASU 2016–10 Revenue from Contract with Customers (Topic 606): identifying Performance Obligations and Licensing “The amendments in this Update do not change the core principle of the guidance in Topic 606. Rather, the amendments in this Update clarify the following two aspects of Topic 606: identifying performance obligations and the licensing implementation guidance, while retaining the related principles for those areas. Topic 606 includes implementation guidance on (a) contracts with customers to transfer goods and services in exchange for consideration and (b) determining whether an entity’s promise to grant a license provides a customer with either a right to use the entity’s intellectual property (which is satisfied at a point in time) or a right to access the entity’s intellectual property (which is satisfied over time). The amendments in this Update are intended render more detailed implementation guidance with the expectation to reduce the degree of judgement necessary to comply with Topic 606. We are currently reviewing the provisions of this ASU to determine if there will be any impact on our results of operations, cash flows or financial condition.

NOTE 3 - GOING CONCERN

During the years ended September 30, 2018 and 2017, and since inception, the Company has experienced cash flow problems. From time-to-time, the Company has experienced difficulties meeting its obligations as they became due. The Company believes that as a stand-alone entity with a new capital structure it will be able to raise debt and equity capital and acquire other companies. As reflected in the accompanying financial statements, the Company has an accumulated deficit as of September 30, 2018 and September 30, 2017.

The Company believes that becoming a separate corporate entity with a simple capital structure it will be able to raise additional capital and complete strategic acquisitions. However, management cannot provide any assurances that the Company will be successful in accomplishing any of its plans.

The ability of the Company to continue as a going concern is dependent upon its ability to successfully accomplish the plans described in the preceding paragraph and eventually secure other sources of financing and attain profitable operations. There is substantial doubt about the Company’s ability to continue as a going concern without raising additional debt or equity capital.

The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or amounts and classifications of liabilities that might be necessary if the Company is unable to continue as a going concern.

NOTE 4 – RELATED PARTY TRANSACTIONS

VoiceInterop has been allocated expenses from Cleartronic for the year ended September 30, 2018 and 2017, respectively. These allocated costs, which are included in selling and administrative expenses and are primarily related to corporate administrative expenses, including administrative and technical employee related costs including benefits for corporate and shared employees, and fees for other corporate and support services.  The costs for these services and support functions have been allocated to VoiceInterop using the most meaningful allocation methodology which was based on proportionate direct costs.

All of VoiceInterop’s transactions with Cleartronic are considered to be financing transactions, which are presented as net contributions from Parent in the accompanying statements of cash flows.

NOTE 5 - COMMITMENTS AND CONTINGENCIES

Obligations Under Sub-Lease Agreement

The Company sub-leases approximately 1,000 square feet from its parent company for its principal offices in Boca Raton, Florida at a monthly rental of approximately $1,500. The sub-lease expires on November 30, 2018.

Rent expense incurred during the year ended September 30, 2018 and 2017 was $18,000 in each respective period.

MAJOR CUSTOMERS

For the year ended September 30, 2018, two customers accounted for approximately 59% of the

Company’s total revenue.  For the year ended September 30, 2017, two customers accounted for approximately 25% of the Company’s total revenue.

As of September 30, 2018 and 2017, the Company had no accounts receivable, respectively.

MAJOR SUPPLIER AND SOLE MANUFACTURING SOURCE

During 2014, the Company developed a proprietary interoperable communications software solution for its Command-Phone installations. The Company relies on no one major supplier for its third-party hardware needs. The Company obtains the AudioMate IP gateway from one supplier.

COMMITMENT TO SELL SHARES OF COMMON STOCK

In 2018 the Company committed to sell 600,000 shares of common stock to five unrelated parties for $68,000 to provide working capital to the Company. As of September 30, 2018, $68,000 is recorded as due to unrelated parties as the spin-off has not been completed and the shares have not been issued.

NOTE 6 – SUBSEQUENT EVENTS

On December 17, 2018, VoiceInterop entered into an unsecured note receivable with a shareholder which bears interest at 35% and matures on February 10, 2019. On February 14, 2019 the Company granted a 30 day extension to the shareholder.

On March 6, 2019 the shareholder repaid the full principal amount along with $1,770 in accrued interest.

On December 14, 2018, VoiceInterop entered into a Business Loan Agreement with WebBank whereby VoiceInterop borrowed $59,751, of this amount $15,491 was recorded as debt issuance cost. The debt issuance cost is amortized over the life of the loan. The agreement calls for 308 installments of $194 paid over 432 days.

The Company leases approximately 1,700 square feet for its principal offices in Boca Raton, Florida. VoiceInterop executed a new 3-year lease with its current landlord on December 1, 2018 for the same office space. The lease provided one month free as a concession. The monthly rent is $3,630 with annual increases of base rent of 4% until the expiration date. The lease expires on November 30, 2021.The Company sub-leases approximately 1,000 square feet to three sub-lessors including Cleartronic, Inc., bringing its net rent expense to $1,500 per month.

In April 2019, the Company agreed to issue 6 million shares of our common stock to Larry Reid, our CEO, subject to the effectiveness of this registration statement. As of May 13, 2019, the shares have not been issued.

In May 2019, the Company agreed to issue an aggregate of 50,000 shares of our common stock to Thomas Mahoney for service rendered to the Company, subject to the effectiveness of the registration statement. As of May 13, 2019, the shares have not been issued.

=======================================================================================================================================

VOICEINTEROP, INC.
CONDENSED BALANCE SHEETS
(UNAUDITED)

ASSETS
	June 30,	September 30,
	2019	2018
	(unaudited)
Current assets:
Cash	$ 1,735	$ 285
Accounts receivable, net	1,600	-
Total current assets	3,335	285

Total assets	$ 3,335	$ 285

LIABILITIES AND STOCKHOLDERS' DEFICIT

Current liabilities:
Accounts payable and accrued expenses	$ 38,885	$ 10,086
Deferred revenue, current portion	16,413	28,720
Deferred rent, current portion	401	-
Installment loan, net, current portion	24,092	-
Due to unrelated parties	68,000	68,000
Total current liabilities	147,791	106,806

Long Term Liabilities
Deferred revenue, net of current	11,282	-
Deferred rent, long term portion	1,890	-
Total long term liabilities	13,172	-

Total liabilities	160,963	106,806

Stockholders' deficit:
Preferred stock - $.001 par value; 20,000,000 shares authorized,
none issued and outstanding, respectively.	-	-
Common stock - $.001 par value; 100,000,000 shares authorized,
1,000 shares issued and outstanding, respectively.	1	1
Contribution from Cleartronic, Inc.	(2,359)	24,996
Accumulated deficit	(155,270)	(131,518)
Total stockholders' deficit	(157,628)	(106,521

Total liabilities and stockholders' deficit	$ 3,335	$ 285

The accompanying notes are an integral part of these unaudited condensed financial statements

VOICEINTEROP, INC.
CONDENSED STATEMENTS OF OPERATIONS
(UNAUDITED)

	For the three	For the three	For the Nine	For the Nine
	months ended	months ended	months ended	months ended
	June 30, 2019	June 30, 2018	June 30, 2019	June 30, 2018

Revenue	$ 18,661	$ 32,899	$ 75,721	$ 167,661
Cost of Revenue	2,294	823	25,395	88,556
Gross Profit	16,367	32,076	50,326	79,105

Operating Expenses:
Selling expenses	3,130	3,845	10,200	20,140
Administrative expenses	(5,002)	31,707	66,645	71,339
Total Operating Expenses	(1,872)	35,552	76,845	91,479

Income (loss) from operations	18,239	(3,476)	(26,519)	(12,374)

Other Income (Expense)
Other Income	4,851	-	19,947	-
Interest and other expense	(8,753)	-	(17,180)	-
Total Other Income	(3,902)	-	2,767	-

Income (Loss) Before Income Taxes	14,337	(3,476)	(23,752)	(12,374)
Provision for Income Taxes	-	-	-	-

Net Income (Loss) from discontinued operations	$ 14,337	$ (3,476)	$ (23,752)	$ (12,374)

Loss per Common Share -
basic and diluted	$ 14.34	$ (3.48)	$ (23.75)	$ (12.37)

Weighted Average of Shares Outstanding -
basic and diluted	1,000	1,000	1,000	1,000

The accompanying notes are an integral part of these unaudited condensed financial statements

VOICEINTEROP, INC.
CONDENSED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	For the nine	For the nine
	months ended	months ended
	June 30, 2019	June 30, 2018

Net Loss	$ (23,752)	(12,374)

Adjustments to reconcile net loss to net cash
provided by (used) in operating activities
Amortization of debt issuance cost	6,992	-
(Increase) decrease in assets:
Accounts receivable	(1,600)	(5,079)
Increase (decrease) in liabilities:
Accounts payable and accrued expenses	28,799	12,055
Deferred rent	2,291	-
Deferred revenue	(1,025)	8,470
Net cash provided by (used in) operating activities	11,705	3,072

Cash Flows from Investing Activities
Issuance of note receivable	(25,000)	(50,000)
Repayment of note receivable	25,000	-
Net cash used in investing activities	-	(50,000)

Cash Flows from Financing Activities
Proceeds from issuance of installment loan	44,260	-
Repayment of installment loan	(27,160)	-
Due to unrelated party	-	68,000
Contributions (to) from Cleartronic	(27,355)	(38,060)
Net cash (used in) provided by financing activities	(10,255)	29,940

Net increase (decrease) in cash	1,450	(16,988)

Cash at beginning of period	285	18,434

Cash at end of period	$ 1,735	$ 1,446

SUPPLEMENTAL CASH FLOW INFORMATION:
Cash paid for interest	$ -	$ -
Cash paid for taxes	$ -	$ -

The accompanying notes are an integral part of these unaudited condensed financial statements

VOICEINTEROP, INC.
CONDENSED STATEMENTS OF CHANGES IN STOCKHOLDERS' DEFICIT
FOR THE THREE AND NINE MONTHS ENDED JUNE 30, 2018 AND 2019
(UNAUDITED)

			Additional		Total
	Common Stock		paid-in	Accumulated	stockholders'
	Shares	Amount	capital	deficit	deficit

BALANCE AT SEPTEMBER 30, 2017	1,000	$ 1	$ 44,541	$ (57,674)	$ (13,132)
Contributions from Cleartronic, Inc.	-	-	(38,060)	-	(38,060)
Net income for the nine months ended June 30, 2018	-	-	-	(12,374)	(12,374)
BALANCE AT JUNE 30, 2018 (UNAUDITED)	1,000	$ 1	$ 6,481	$ (70,048)	$ (63,566)

			Additional		Total
	Common Stock		paid-in	Accumulated	stockholders'
	Shares	Amount	capital	deficit	deficit

BALANCE AT March 31, 2018	1,000	$ 1	$ 66,728	$ (66,572)	$ 157
Contributions from Cleartronic, Inc.	-	-	(60,247)	-	(60,247)
Net income for the three months ended June 30, 2018	-	-	-	(3,476)	(3,476)
BALANCE AT JUNE 30, 2018 (UNAUDITED)	1,000	$ 1	$ 6,481	$ (70,048)	$ (63,566)

			Additional		Total
	Common Stock		paid-in	Accumulated	stockholders'
	Shares	Amount	capital	deficit	deficit

BALANCE AT SEPTEMBER 30, 2018	1,000	$ 1	$ 24,996	$ (131,518)	$ (106,521)
Contributions from Cleartronic, Inc.	-	-	(27,355)	-	(27,355)
Net income for the nine months ended June 30, 2019	-	-	-	(23,752)	(23,752)
BALANCE AT JUNE 30, 2019 (UNAUDITED)	1,000	$ 1	$ (2,359)	$ (155,270)	$ (157,628)

			Additional		Total
	Common Stock		paid-in	Accumulated	stockholders'
	Shares	Amount	capital	deficit	deficit

BALANCE AT MARCH 31, 2019	1,000	$ 1	$ (18,967)	$ (169,607)	$ (188,573)
Contributions from Cleartronic, Inc.	-	-	16,608	-	16,608
Net income for the three months ended June 30, 2019	-	-	-	14,337	14,337
BALANCE AT JUNE 30, 2019 (UNAUDITED)	1,000	$ 1	$ (2,359)	$ (155,270)	$ (157,628)

The accompanying notes are an integral part of these unaudited condensed financial statements

VOICEINTEROP, INC.

Notes to Condensed Financial Statements

June 30, 2019

(unaudited)

NOTE 1 - ORGANIZATION, AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION

The accompanying unaudited condensed financial statements include the historical accounts of VoiceInterop, Inc. (“VoiceInterop”), a wholly-owned subsidiary of Cleartronic, Inc. (“Cleartronic” or “Parent”). VoiceInterop, Inc. (the “Company”) was incorporated in the state of Florida on November 15, 2007.

On March 21, 2018, the Board of Directors approved plans for the complete legal and structural separation of VoiceInterop from Cleartronic (the “Spin-Off”). The Spin-Off is expected to be executed by a special dividend distribution to holders of Cleartronic’s common stock and holders of Cleartronic’s Series C and D Convertible Preferred stock. Cleartronic common stock shareholders will receive .075 shares of VoiceInterop common stock for each one (1) share of Cleartronic common stock held. Cleartronic Series C and D Preferred shareholders will receive .375 shares of VoiceInterop common stock for each one (1) share of Series C or D Preferred share held. Any fractional shares will be rounded up. Following the Spin-Off, Cleartronic will not own any equity interest in us, and we will operate independently from Cleartronic.

The Company, designs, builds and installs unified group communication solutions, including unique hardware and customized software under the tradename “CommandPhone”, for public and private enterprises and markets those services and products under the VoiceInterop brand name. The Company also provides support for these communication installations under a Support Agreement with the customer. These agreements range from one to five years. The Company also sells IP Gateways for Land Mobile Radio installations under the tradename VoiceInterop. The gateway is manufactured by Cleartronic, Inc.

BASIS OF PRESENTATION

The accompanying unaudited condensed financial statements have been prepared on a stand-alone basis and are derived from the consolidated financial statements and accounting records of Cleartronic, Inc. Our condensed financial statements reflect our financial position, results of operations and cash flows as we were historically managed, in conformity with accounting principles generally accepted in the United States (U.S. GAAP).

VoiceInterop has historically operated as a part of Cleartronic and not as a stand-alone company.  The unaudited financial statements have been derived from Cleartronic’s historical accounting records and are presented on a stand-alone basis.  The accompanying unaudited condensed financial statements include the assets, liabilities, revenue, and expenses that are directly attributable to VoiceInterop.  In addition, certain costs related to VoiceInterop as well as allocations deemed reasonable by management have been included to present the financial position, results of operations, changes in equity and cash flows of VoiceInterop on a stand-alone basis.  The allocation methodologies have been described within the notes to the unaudited financial statements where appropriate. These allocated costs are primarily related to corporate administrative expenses, including administrative and technical employee related costs including benefits for corporate and shared employees, and fees for other corporate and support services.  Income taxes have been accounted for in these condensed unaudited financial statements as described in “Income Taxes” section.

The unaudited condensed financial statements included herein may not necessarily reflect the financial position, results of operations, changes in equity and cash flows of VoiceInterop in the future or what they have been had VoiceInterop been a separate, stand-alone entity during the periods presented.

USE OF ESTIMATES

In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheet and operations for the reporting period. Although these estimates are based on management’s knowledge of current events and actions it may undertake in the future, they may ultimately differ from actual results.

CASH AND CASH EQUIVALENTS

For financial statement purposes, the Company considers all highly liquid investments purchased with original maturities of three months or less to be cash equivalents. The Company did not own any cash equivalents at June 30, 2019 and September 30, 2018.

ACCOUNTS RECEIVABLE

The Company does not provide an allowance for uncollectible accounts. The majority of its CommandPhone business is done with established municipal authorities and their contractors. Sales of AudioMate Gateways are made on a prepaid basis.

CONCENTRATION OF CREDIT RISK

The Company currently maintains cash balances at one FDIC-insured banking institution. Deposits held in noninterest-bearing transaction accounts are insured up to a maximum of $250,000 at all FDIC-insured institutions. At June 30, 2019 and September 30, 2018, the Company had no cash balances above the FDIC-insured limit, respectively.

REVENUE RECOGNITION AND DEFERRED REVENUES

In May 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2014-09, "Revenue from Contracts with Customers (Topic 606)," which supersedes the revenue recognition requirements in Accounting Standards Codification 605, "Revenue Recognition." This ASU is based on the principle that revenue is recognized to depict the transfer of goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. The ASU also requires additional disclosure about the nature, amount, timing and uncertainty of revenue and cash flows arising from customer contracts, including significant judgments and changes in judgments and assets recognized from costs incurred to obtain or fulfill a contract. In August 2015, the FASB issued ASU No. 2015-14, which deferred the effective date of the new revenue standard by one year and allowed entities the option to early adopt the new revenue standard as of the original effective date. There have been multiple standards updates amending this guidance or providing corrections or improvements on issues in the guidance. The requirements for these standards relating to Topic 606 are effective for interim and annual periods beginning after December 15, 2017. This standard permitted adoption using one of two transition methods, either the retrospective or modified retrospective transition method. The Company adopted these standards at the beginning of fiscal year 2019 using the modified retrospective method. The comparative information has not been restated and continues to be reported under the accounting standards in effect for those periods. The adoption of these standards did not have a material impact on the Company's condensed consolidated statements of operations during the nine  months ended June 30, 2018.

The Company revenue recognition policy follows guidance from Accounting Standards Codification (ASC) 606, Revenue from contract with customers.   Revenue is recognized when the Company transferred promised goods and services to the customer and in the amount that reflect the consideration to which the company expected to be entitled in exchange for those goods and services.

The Company applies the following five-step model in order to determine this amount:

(i) Identification of Contact with a customer;

(ii) Identify the performant obligation of the contract

(iii) Determine transaction price;

(iv) Allocation of the transaction price to the performance obligations; and

(v) Recognition of revenue when (or as) the Company satisfies each performance obligation.

Unified group communication solutions consist of three elements to be provided to customers: software licenses developed by the Company, equipment purchased from third-party vendors, and proprietary hardware that is manufactured on contract to required specifications and installation and integration of the hardware and software into the cohesive communication source.

The Company's revenue recognition policies are in accordance with Accounting Standards Codification 605-10 “Revenue Recognition” (ASC 605-10). Revenue is recognized when persuasive evidence of an arrangement exists, delivery has occurred or services have been rendered, the contract price is fixed or determinable, and collectability is reasonably assured. No right of return privileges are granted to customers after shipment. The Company recognizes revenue for the elements separately as the sales of the equipment and software, installation and integration, and support services represent separate earnings processes that are generally specified under separate agreements.

Revenue from the resale of equipment utilized in unified group communication solutions is recognized when shipped. For software licenses, the Company does not provide any services that are considered essential to the functionality of the software, and therefore revenue is recognized upon delivery of the software, provided (1) there is evidence of an arrangement, (2) collection of the fee is considered probable and (3) the fee is fixed and determinable.

The Company also provides support to customers under separate contracts varying from one to five years. The Company’s obligations under its service contracts vary by the length of the contract. In all cases the Company is the primary obligor to provide first level support to the client. If the contract has less than one year of service and support remaining on the contract, it is classified as a current liability; if longer, it is classified as a non-current liability.

Installation and integration services are recognized upon completion.

EARNINGS (LOSS) PER SHARE

In accordance with accounting guidance now codified as FASB ASC 260 “Earning per Share”, basic (loss) per common share is calculated using the weighted average number of shares outstanding during the periods reported. Diluted earnings per share include the weighted average effect of all dilutive securities outstanding during the periods presented. Diluted per share loss is the same as basic per share loss when there is a loss from continuing operations.

FAIR VALUE OF FINANCIAL INSTRUMENTS

The Company adopted ASC topic 820, “Fair Value Measurements and Disclosures” (ASC 820), “Fair Value Measurements,” effective January 1, 2009. ASC 820 defines “fair value” as the price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date.

ASC 820 also describes three levels of inputs that may be used to measure fair value:

•	Level 1: Observable inputs that reflect unadjusted quoted prices for identical assets or liabilities traded in active markets.

•	Level 2: Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly.

•	Level 3: Inputs that are generally unobservable. These inputs may be used with internally developed methodologies that result in management’s best estimate of fair value.

Financial instruments consist principally of cash, accounts receivable, prepaid expenses and other current assets, accounts payable, accrued expenses and deferred revenue. The carrying amounts of such financial instruments in the accompanying consolidated balance sheet approximate their fair values due to their relatively short-term nature. The fair value of long-term debt is based on current rates at which the Company could borrow funds with similar remaining maturities. The carrying amounts approximate fair value. It is management’s opinion that the Company is not exposed to any significant currency or credit risks arising from these financial instruments.

The Company’s had no intangible assets as of June 30, 2019 and September 30, 2018, respectively.

INVENTORY

The Company maintains no inventory. All hardware items are purchased on an as needed basis from third party vendors.

PROPERTY AND EQUIPMENT

Property and equipment are recorded at cost. For financial statement purposes depreciation of property and equipment is computed using the straight-line method over the estimated useful lives of the asset.

Expenditures for replacements, maintenance and repairs that do not extend the lives of the respective assets are charged to expense as incurred. When assets are retired, sold or otherwise disposed of, their costs and related accumulated depreciation are removed from the accounts and resulting gains or losses are recognized.

As of June 30, 2019 and September 30, 2018, all property and equipment had been fully depreciated.

INCOME TAXES

The Company accounts for income taxes in accordance with accounting guidance now codified as FASB ASC Topic 740, “Income Taxes,” which requires that the Company recognizes income taxes using the asset and liability method. Under the asset and liability method, deferred tax assets and liabilities are recorded for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases.

Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect of a tax rate change on deferred tax assets and liabilities is recognized in income in the period that includes the enactment date. The Company records valuation allowance to reduce net deferred tax assets to the amount considered more likely than not to be realized. Changes in estimates of future taxable income can materially change the amount of such valuation allowances.

The Company is required to recognize measure, classify, and disclose in the financial statements uncertain tax positions taken or expected to be taken in the Company’s tax returns. Management has determined that the Company does not have any uncertain tax positions and associated unrecognized benefits that materially impact the financial statements or related disclosures. Since tax matters are subject to some degree of uncertainty, there can be no assurance that the Company’s tax returns will not be challenged by the taxing authorities and that the Company will not be subject to additional tax penalties, and interest because of such challenge. The federal and state income tax returns of the Company for the years ended September 30, 2018, 2017 and 2016 are subject to examination by the IRS and state taxing authorities generally for three years after they were filed. There are no tax examinations currently in process. The Company’s tax returns were filed as consolidated returns were filed as consolidated returns with Cleartronic, Inc. for the years ended September 30, 2018, 2017 and 2016.

ADVERTISING COSTS

Advertising costs are expensed as incurred. The Company had advertising costs of $900 and $900 for the nine months ended June 30, 2019 and 2018, respectively.

NOTE 2 - RECENT ACCOUNTING PRONOUNCEMENTS

In February 2016, the FASB issued ASU 2016-02, Leases, which will amend current lease accounting to require lessees to recognize (i) a lease liability, which is a lessee’s obligation to make lease payments arising from a lease, measured on a discounted basis, and (ii) a right-of-use asset, which is an asset that represents the lessee’s right to use, or control the use of, a specified asset for the lease term. ASU 2016-02 does not significantly change lease accounting requirements applicable to lessors; however, certain changes were made to align, where necessary, lessor accounting with the lessee accounting model. This standard will be effective for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years. We are currently reviewing the provisions of this ASU to determine if there will be any impact on our results of operations, cash flows or financial condition.

NOTE 3 - GOING CONCERN

During the nine months ended June 30, 2019 and 2018, and since inception, the Company has experienced cash flow problems. From time-to-time, the Company has experienced difficulties meeting its obligations as they became due. The Company believes that as a stand-alone entity with a new capital structure it will be able to raise debt and equity capital and acquire other companies. As reflected in the accompanying financial statements, the Company has an accumulated deficit as of June 30, 2019 and September 30, 2018.

The Company believes that becoming a separate corporate entity with a simple capital structure it will be able to raise additional capital and complete strategic acquisitions. However, management cannot provide any assurances that the Company will be successful in accomplishing any of its plans.

The ability of the Company to continue as a going concern is dependent upon its ability to successfully accomplish the plans described in the preceding paragraph and eventually secure other sources of financing and attain profitable operations.

The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or amounts and classifications of liabilities that might be necessary if the Company is unable to continue as a going concern.

NOTE 4 – RELATED PARTY TRANSACTIONS

VoiceInterop has been allocated expenses from Cleartronic for the nine months ended June 30, 2019 and 2018, respectively. These allocated costs, which are included in selling and administrative expenses and are primarily related to corporate administrative expenses, including administrative and technical employee related costs including benefits for corporate and shared employees, and fees for other corporate and support services.  The costs for these services and support functions have been allocated to VoiceInterop using the most meaningful allocation methodology which was based on proportionate direct costs.

All of VoiceInterop’s transactions with Cleartronic are considered to be financing transactions, which are presented as net contributions from Parent in the accompanying statements of cash flows.

On December 17, 2018, VoiceInterop entered into an unsecured note receivable with a shareholder which bears interest at 35% and matures on February 10, 2019. As of December 31, 2018, the note and interest receivable balance were $25,000 and $336, respectively. These amounts are included in assets from discontinued operations. On February 14, 2019 the Company granted a 30 day extension to the shareholder. On March 6, 2019 the shareholder repaid the full principal amount along with $1,770 in accrued interest.

NOTE 5 – INSTALLMENT LOAN PAYABLE

On December 14, 2018, VoiceInterop entered into a Business Loan Agreement with WebBank whereby VoiceInterop borrowed $59,751, of this amount $15,491 was recorded as debt issuance cost. The debt issuance cost is amortized over the life of the loan. The agreement calls for 308 installments of $194 paid over 432 days. As of June 30, 2019, the loan balance is $24,092, net of debt issuance cost of $11,475.

NOTE 6 - COMMITMENTS AND CONTINGENCIES

OBLIGATION UNDER OPERATING LEASE

The Company leases approximately 1,700 square feet for its principal offices in Boca Raton, Florida. VoiceInterop executed a new 3-year lease with its current landlord on December 1, 2018 for the same office space. The lease provided one month free as a concession. The monthly rent is $3,630 with annual increases of base rent of 4% until the expiration date. The lease expires on November 30, 2021. VoiceInterop sub-leases approximately 900 square feet to three separate entities bringing its net rent expense to $1,400 per month.

Rent expense incurred during the nine months ended June 30, 2019 and 2018 was $12,600 and $13,500, respectively.

MAJOR CUSTOMERS

For the nine months ended June 30, 2019, one customer accounted for approximately 24% of the Company’s total revenue.  For the nine months ended June 30, 2018, one customer accounted for approximately 57% of the Company’s total revenue.

As of June 30, 2019, one customer accounted for 100% of the Company’s total accounts receivable.  As of June 30, 2018, one customer accounted for 100% of the Company’s accounts receivable.

MAJOR SUPPLIER AND SOLE MANUFACTURING SOURCE

During 2014, the Company developed a proprietary interoperable communications software solution for its Command-Phone installations. The Company relies on no one major supplier for its third-party hardware needs. The Company obtains the AudioMate IP gateway from one supplier.

NOTE 7 – SUBSEQUENT EVENTS

None

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